Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

Clovis Oncology, Inc.,

and

pharma& Schweiz GmbH

Dated as of April 5, 2023

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2
1.1	Certain Defined Terms	2
1.2	Construction	18

ARTICLE 2	SALE AND PURCHASE OF ASSETS; LIABILITIES	19

2.1	Sale of Purchased Assets	19
2.2	Liabilities	20
2.3	Consideration	21
2.4	Closing	24
2.5	No Offset	24

ARTICLE 3	REPRESENTATIONS AND WARRANTIES	24

3.1	Representations and Warranties of Seller	24
3.2	Representations and Warranties of Buyer	28
3.3	Exclusivity of Representations	30

ARTICLE 4	PRE-CLOSING COVENANTS	31

4.1	Access and Information	31
4.2	Ordinary Course of Business	31
4.3	Notification of Certain Matters	32
4.4	Obligation to Consummate the Transaction	33
4.5	Insurance	33
4.6	Filings; Other Actions; Notification and Cooperation	34

ARTICLE 5	ADDITIONAL COVENANTS	36

5.1	Further Assurances	36
5.2	Publicity	37
5.3	Certain Tax Matters	38
5.4	Accounts Receivable and Payable	40
5.5	Wrong Pockets	40
5.6	Purchased Intellectual Property and Purchased Product Information	41
5.7	Bankruptcy Court Filings and Approval	41
5.8	[Reserved]	43
5.9	Copies of Pleadings	43
5.10	Books and Records	44
5.11	Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals	44
5.12	Trade Notification, Use of Seller Names	45
5.13	US Employee Matters	46
5.14	European Employee Matters	47

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ARTICLE 6	CONDITIONS PRECEDENT	47

6.1	Conditions to Obligations of Buyer and Seller	47
6.2	Conditions to Obligations of Buyer	48
6.3	Conditions to Obligations of Seller	49

ARTICLE 7	NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS	49

7.1	No Survival	49
7.2	No Recourse	50

ARTICLE 8	TERMINATION	50

8.1	Termination	50
8.2	Procedure and Effect of Termination	52

ARTICLE 9	MISCELLANEOUS	53

9.1	Governing Law, Jurisdiction, Venue and Service	53
9.2	Notices	54
9.3	No Benefit to Third Parties	55
9.4	Waiver	55
9.5	Expenses	55
9.6	Assignment	55
9.7	Amendment	56
9.8	Severability	56
9.9	Equitable Relief	56
9.10	No Liability	57
9.11	English Language	57
9.12	Bulk Sales Statutes	57
9.13	Representation by Counsel	57
9.14	Counterparts	57
9.15	Entire Agreement	57
9.16	Debt Financing Sources	57

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EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Domain Name Transfer Agreement
Exhibit C	Form of Regulatory Approval Transfer Documentation
Exhibit D	Form of Patent Assignment Agreement
Exhibit E	Form of Trademark Assignment Agreement
Exhibit F	Form of Rebate, Return, Chargeback and License Agreement

iii

ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of April 5, 2023 (the “Execution Date”), by and between Clovis Oncology, Inc., a Delaware corporation (“Seller”), and pharma& Schweiz GmbH, located at Riedstrasse 1, 6330 Cham, Switzerland (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and certain of its Subsidiaries are engaged in the Product Business;

WHEREAS, on December 11, 2022 (the “Petition Date”) Seller and certain of its Subsidiaries (collectively, the “Debtors”) sought relief under Chapter 11 of Title 11 of the United States Code, §§ 101 et seq. (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and rights associated with the Product and the Product Business, upon the terms and conditions hereinafter set forth;

WHEREAS, the Purchased Assets and Assumed Liabilities are assets and liabilities of Seller and its Subsidiaries which are to be sold and assumed pursuant to the Sale Order approving such sale pursuant to section 363 of the Bankruptcy Code to the extent allowed by the Bankruptcy Code and this Agreement, free and clear of all Encumbrances and Liabilities except Assumed Liabilities and Permitted Encumbrances, which Sale Order will include the authorization for the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth herein and in accordance with other applicable provisions of the Bankruptcy Code;

WHEREAS, in connection with this Agreement, Buyer has deposited an aggregate amount equal to $6,000,000.00 (six million US dollars) in cash as a “good faith deposit” (the “Deposit”) by wire transfer of immediately available funds to the Escrow Agent, to be held in escrow in accordance with the terms of the escrow agreement, dated as of March 21, 2023 (the “Deposit Escrow Agreement”) entered into on the date hereof between and among Buyer, Seller and the Escrow Agent; and

WHEREAS, at the Closing, Seller (or certain of its Subsidiaries) and Buyer (or certain of its Affiliates) intend to enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means all amounts (whether current or non-current) that constitute, as of the Closing, accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Subsidiaries.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean, when used with respect to any specified Person, (a) the possession, directly or indirectly, of the power to direct the management or policies of that Person, directly or indirectly, whether through the ownership of securities, by trust, by contract, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” has the meaning set forth in the preamble hereto, and includes all schedules and exhibits hereto, and all instruments supplementing, amending, modifying, restating or otherwise confirming this agreement.

“Allocation” has the meaning set forth in Section 2.3.4.

“Alternative Transaction” means the sale, transfer, other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, foreclosure or other transaction, including pursuant to a Chapter 11 plan approved by the Bankruptcy Court, or resulting from the Auction, of any material portion of the Purchased Assets or the Product Business, in a single transaction or a series of transactions, with one or more Persons other than Buyer (other than sales of Product in the Ordinary Course).

“Ancillary Agreements” means the Bill of Sale, the Patent Assignment Agreement, the Deposit Escrow Agreement, the Domain Name Transfer Agreement, the Patent Assignment Agreement, the Rebate, Return, Chargeback and License Agreement, the Trademark Assignment Agreement and any other agreements, certificates and other instruments delivered, given or contemplated pursuant to this Agreement.

“Antitrust Laws” has the meaning set forth in Section 4.6.2.

“Appointee” has the meaning set forth in Section 8.1.5.

“Apportioned Obligations” has the meaning set forth in Section 5.3.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Auction” means the auction conducted in the sales process in connection with the Product and the Product Business pursuant to the Bidding Procedures Order.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court.

“Bidding Procedures Motion” has the meaning set forth in Section 5.7.1.

“Bidding Procedures Order” has the meaning set forth in Section 5.7.1(a).

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A.

“BRCA” means Breast Cancer gene, covering BRCA1 and BRCA2.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

“Business Employee” means each individual employed by Seller or one of its Subsidiaries located in the United States who provides services exclusively to the Product Business and is listed on Section 1.01(a) of the Seller Disclosure Schedules, which Schedule will be updated between the Execution Date and the Closing Date to reflect any additional individuals employed by Seller or any of its Subsidiaries in the United States who provide services exclusively to the Product Business or account for the removal of any such employees who are no longer employed by Seller or any of its Subsidiaries or provide such services to the Product Business.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Benefit Plans” has the meaning set forth in Section 5.13.2.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” mean, collectively, all rights, claims (as that term is defined in Section 101(5) of the Bankruptcy Code) and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, direct or derivative, and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payment” has the meaning set forth in Section 2.3.1(b)(ii).

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of the Product including activities directed to storing, marketing, promoting, detailing, manufacturing, distributing, importing, exporting, selling and offering to sell such Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a company to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement executed between the Parties effective as of November 24, 2022.

“Continuing Employees” has the meaning set forth in Section 5.13.1.

“Contract” means any legally binding contract, agreement, obligation, lease, sublease, license, sublicense, regulatory license, undertaking, engagement, sales order, purchase order, instrument or other legally binding commitment.

“Control” means, with respect to any trademark, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such trademark, as provided for herein or in any Ancillary Agreement without violating the terms of any Contract or other arrangement with any Third Party.

“COVID-19 Measures” means any actions or measures, including quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other applicable Law or Order or guideline or recommendation by any Governmental Authority, in each case in connection with or in response to COVID-19 and any variants thereof.

“Cure Costs” shall mean the Liabilities and obligations that must be paid or otherwise satisfied to cure all of Seller’s defaults under the Purchased Contracts necessary for the assumption thereof by and assignment to Buyer pursuant to Section 365 of the Bankruptcy Code, as provided herein and in the Sale Order.

“Cure Costs Cap” has the meaning set forth in Section 2.2.1(b).

“Debt Commitment Letter” means that certain Commitment Confirmation Letter, dated as of 21 March, 2023, from Blackrock, via its European Middle Market Private Debt Group (“EMMPD”) (and on behalf of funds and accounts under management by EMMPD), to the Seller, pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have confirmed their existing undrawn debt financing commitments to the Buyer in the amounts set forth therein, which commitments are available to the Buyer as of the date thereof and will be available to the Buyer as of the Closing Date, in each case, for the purpose of financing the transactions contemplated by this Agreement.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, managers, members, employees, agents, advisors, consultants and representatives and their respective successors and assigns.

“Debtors” has the meaning set forth in the recitals.

“Deposit” has the meaning set forth in the recitals.

“Deposit Escrow Agreement” has the meaning set forth in the recitals.

“Development” or “Develop” means, with respect to the Product, any non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for such Product, including completions of clinical trials and the preparation and filing of Regulatory Filings and all scientific and regulatory affairs related to the foregoing and manufacturing scale-up and validation, statistical analysis and quality control. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

“DIP Financing Order” means the orders of the Bankruptcy Court approving debtor-in-possession financing and use of cash collateral for the Debtors [D.I.113, 256].

“Domain Name Transfer Agreement” means the Domain Name Transfer Agreement, in substantially the form attached hereto as Exhibit B.

“EMA” means the European Medicines Agency and any successor agency thereto.

“Employee Equipment” means all mobile phones, laptop computers, and iPads owned by the Seller or its Subsidiaries and used by any Continuing Employee as of immediately prior to the Closing in connection with the Product Business.

“Employment Matters” has the meaning set forth in Section 5.13.3.

“Encumbrance” means any mortgage, lien (statutory or otherwise), Claim, license, sublicense, pledge, security interest, charge, hypothecation, restriction, claim of ownership, lease, sublease, option, right of use or possession, preference, encroachment, restrictive covenant, right of first offer or refusal, title defect or other encumbrance or similar restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., together with its permitted successors and assigns.

“Essential Contracts” means the following Purchased Contracts: (i) License Agreement, by and between Seller and PFIZER Inc., dated as of June 2, 2011, as amended by the First Amendment to License Agreement dated as of August 30, 2016 and (ii) the Patent License Agreement, by and between Seller and Astrazeneca UK Limited, dated as of April 20, 2012.

“European Business Employees” means all employees located in the United Kingdom or European Union.

“Excluded Assets” means all assets, property, rights and interests of Seller and its Subsidiaries, other than the Purchased Assets. Without limiting the generality of the foregoing, the Excluded Assets shall include the following assets of Seller and its Subsidiaries (to the extent not constituting Purchased Assets): (a) all Intellectual Property of Seller and its Subsidiaries (other than the Purchased Intellectual Property); (b) all tangible personal property of Seller or any of its Subsidiaries (but excluding Purchased Product Records and Employee Equipment); (c) all cash, cash equivalents, bank or other deposits, similar cash items and Accounts Receivable of Seller and its Subsidiaries; (d) all refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Seller or any of its Subsidiaries (including any and all Taxes paid or to be paid by any of Seller’s Subsidiaries on behalf of Seller); (e) all insurance policies and insurance Contracts insuring the Purchased Assets, together with any claim, action or other right Seller or any Subsidiary of Seller may have for insurance coverage under any past or present policies and insurance Contracts insuring the Purchased Assets; (f) all rights, claims or causes of action (including warranty claims) of Seller or its Subsidiaries under the Purchased Contracts related to products supplied or services provided to Seller and its Subsidiaries prior to the Closing; (g) (i) any legal or beneficial interest in the capital stock and other equity interests of Seller, its Subsidiaries or any other Person, and (ii) the corporate or other entity charter, qualifications to conduct business as a foreign corporation or other form of business entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax Returns and other Tax records, seals, minute books, stock transfer books, and similar organizational documents of Seller or any of its Subsidiaries; (h) all accounting systems owned or used by Seller or any of its Subsidiaries, whether or not used in connection with the operation of the Product Business; (i) any bank accounts of Seller and its Subsidiaries; (j) all assets or properties in respect of any Plan; (k) all Excluded Items; (l) all Transferred Assets (as such term is defined in that certain Purchase and Assignment Agreement, dated as of December 11, 2022, by and between Seller and Novartis Innovative Therapies AG); and (m) any Excluded Contract.

“Excluded Contract” has the meaning set forth in Section 2.1.2.

“Excluded Items” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the divestiture of the Purchased Assets, including all (i) bids received from Third Parties (and related analyses) relating to the Product or the Product Business, (ii) confidentiality, joint defense or similar agreements with prospective purchasers of the Product or the Product Business, (iii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Product Business, (iv) analyses regarding the competitive landscape (e.g., consultant reports regarding the market and likely future developments) of the Product or the Product Business, (v) presentations or minutes relating to any of the meetings of Seller’s board of directors or committees thereof relating to strategic alternatives, including the transactions contemplated by this Agreement and (vi) presentations or other materials not primarily related to the Product Business relating to discussion with Seller’s lenders or key constituents or counterparties; (b) trade secrets not primarily related to the Product Business; (c) attorney work product, attorney-client communications and other items protected by established legal privilege and not primarily related to the Product Business, unless the books and records can be transferred without losing such privilege; (d) all personnel records (including all human resources and other records), whether or not held by Seller or any of its Subsidiaries and whether or not relating to employees (other than the Business Employees or European Business Employees) of Seller or any of its Subsidiaries; (e) financial, Tax and accounting records to the extent not related to the Product; and (f) electronic mail.

“Excluded Liabilities” means all Liabilities of Seller or any of its Subsidiaries, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following: (a) Taxes of Seller or any of its Subsidiaries, including Taxes relating to the Product Business attributable to periods ending on or prior to the Closing Date provided that Transfer Taxes, Indirect Taxes and Apportioned Obligations shall be allocated between Buyer and Seller as provided in Sections 5.3.2 and 5.3.3; (b) all Liabilities arising out of, resulting from, or relating to any Excluded Assets; (c) all accrued receipts and accounts payable arising out of the operation or conduct of the Product Business prior to the Closing, including under Purchased Contracts; (d) all indebtedness for borrowed money of Seller and its Subsidiaries; (e) all Liabilities arising out of, resulting from, or relating to any unit of Product sold prior to the Closing or the Purchased Assets to the extent arising prior to the Closing; (f) any and all Liabilities related to (i) any Plan, or (ii) any current or former employee, director or consultant of Seller or its Subsidiaries and his or her employment or service, or the termination thereof, with Seller or any of its Subsidiaries relating to the period prior to the Closing; and (g) any Liabilities set forth on Section 1.1.1 of the Seller Disclosure Schedules.

“Execution Date” has the meaning set forth in the preamble hereto.

“Exploit” or “Exploited” means the exercise of any and all rights in respect of the Product, including to Manufacture, make, have made, import, export, use, have used, sell, offer for sale, have sold, license, Develop, Commercialize, register, hold or keep (whether for disposal or otherwise), transport, treat, store, distribute, promote, market, sell, or otherwise dispose of, and “Exploitation” means actions taken to Exploit.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.

“Finished Goods Inventory” means all saleable and usable Products (including samples) in finished form packaged and ready to be shipped to customers or other parties by Seller and/or its Subsidiaries (or designees thereof).

“GAAP” means generally accepted accounting principles in the United States.

“Generic Version” means, with respect to any Product, any other pharmaceutical product that (a) references the authorizations for such Product in its own application for marketing authorization or any supplements or amendments thereto, and (b) is sold under a different trademark than such Product or has no trademark.

“Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality or other regulatory or administrative authority, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, which, for the avoidance of doubt, includes the FDA, any corresponding foreign agency and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including, but not limited to, human drugs, biologics and drug combination products.

“HRD” means homologous recombination deficiency.

“Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar Taxes required by applicable Law to be disclosed as a separate item on the relevant invoice.

“Intellectual Property” means all intellectual property rights and other proprietary rights in any jurisdiction throughout the world, including (a) Patents; (b) copyrights and other equivalent rights in works of authorship, moral rights (or other similar rights), copyright registrations and applications for copyright registration; (c) designs, design registrations, design registration applications; (d) names, trade names, business names, corporate names, domain names, social media accounts, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, unregistered trademarks, service marks, trade dress and logos, slogans, and other similar designations of source or origin (“Trademarks”); (e) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (f) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (g) registrations and applications for any of the foregoing; and (h) any goodwill associated with any of the foregoing.

“Interim Period” means the period between the close of business on the Execution Date and the earlier of (x) Closing and (y) the termination of this Agreement.

“IRS” means the Internal Revenue Service or any successor Governmental Authority.

“Joint Written Instructions” has the meaning set forth in Section 8.2.5.

“Law” means any (i) applicable national, supranational, domestic or foreign, federal, state, provincial or local statute, law (including the common law), treaty, statute, code, constitution, ordinance, Order, decree, rule, administrative interpretation, regulation, or by-law, and (ii) any other policy, guideline, notice, protocol or requirement having the force of law of any Governmental Authority, in each case as in effect from time to time.

“Liability” means any debt, loss, liability, obligation, commitment, claim, damage, demand, fine, judgment, or penalty, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise.

“Litigation” means any claim, action, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), or notice of violation.

“Look-Back Date” means January 1, 2020.

“Manufacture”, “Manufacturing” and “Manufactured” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a pharmaceutical product, or any intermediate, quality assurance and quality control testing thereof prior to the distribution of a pharmaceutical product.

“Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling any Product (or other compound, product or therapy) in any country or jurisdiction, but excluding any manufacturing authorizations or establishment registrations.

“Material Adverse Effect” means any event, result, effect, occurrence, state of facts, circumstance, development, condition or change, that, individually or in the aggregate, is material and adverse to the business, results of operations, assets, liabilities or financial condition of the Purchased Assets and the Assumed Liabilities; provided, however, none of the following, and no event, fact, condition, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”:

(i) general political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions or changes affecting the availability or cost of financing; (ii) conditions generally affecting any industry or industry sector in which the Product Business operates or competes or in which the Product is Manufactured or Exploited or any conditions generally affecting the pharmaceutical or healthcare industry; (iii) any change or prospective change in accounting requirements, applicable Laws or the enforcement, implementation or interpretation thereof; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic (including COVID-19 or any permutation thereof) or other natural disaster or force majeure event or any COVID-19 Measure taken in response thereto; (vi) (A) the entry into market of a product or products (including Generic Versions of a Product) competitive with a Product or any change in the sales, financial results of a Product, or other impact on the Product, as a result of competition from another product or Generic Version of a Product or (B) the possibility of Abbreviated New Drug Applications for the Product or the outcome of the currently-pending proceedings set forth on Section 3.1.5 of the Seller Disclosure Schedule; (vii) this Agreement, the transactions contemplated hereby or the Chapter 11 Cases, including the public announcement thereof or the impact of such announcement or pendency on the relationship of Seller with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom; (viii) the failure of the Product Business to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided, that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); (ix) any act or omission of Seller or any of its Affiliates required or permitted by the terms of this Agreement with the prior consent of or at the request of Buyer; (x) actions taken by Buyer or its Affiliates in breach of this Agreement; (xi) any cyber attack; (xii) (A) the commencement or pendency of the Chapter 11 Cases, (B) any objections in the Bankruptcy Court to (1) this Agreement, any Ancillary Agreement or the Transactions, (2) the reorganization of Seller, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Purchased Contract otherwise in compliance with this Agreement except for the Essential Contracts, or (C) any Order of the Bankruptcy Court or any actions or omission of Seller or its Affiliates required to be taken (or not taken) to comply therewith; (xiii) any act or omission by Seller or any of its Affiliates required to be taken pursuant to the terms of the DIP Financing Order; (xiv) any decisions by the FDA, MHRA or EMA with respect to any Product; (xv) any change in the market price, credit rating or trading volume of the Seller’s stock or other securities or any change affecting the ratings or the ratings outlook for the Seller (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); and (xvi) any matter disclosed on the Seller Disclosure Schedules or in any filings by Seller with the SEC or Bankruptcy Court; except, in the case of clauses (i) through (v), to the extent that any such event, result, effect, occurrence, fact, circumstance, development, condition or change has a disproportionate effect on the Product Business, the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Product Business.

“Milestone Event” has the meaning set forth in Section 2.3.1(c).

“NDC” means National Drug Code, as defined in 21 CFR Part 207, Subpart C.

“Net Sales” means the gross amount invoiced by or on behalf of Buyer, its Affiliates, sublicensees, Transferees or any of their successors or permitted assigns (the “Buyer Parties”) for sales of the Product, less the following deductions if and to the extent they are included in the gross invoiced sales price of the Product or otherwise directly incurred by the Buyer Parties with respect to the sale of the Product: (a) rebates, quantity and cash discounts, and other usual and customary discounts to customers, (b) Taxes paid, absorbed or allowed which are directly related to the sale of the Product, (c) credits, allowances, discounts and rebates to, and chargebacks for spoiled, damaged, out-dated, rejected or returned Product, (d) actual freight and insurance costs incurred in transporting the Product to customers, provided that in no event shall deductions for freight and insurance exceed three percent (3%) of the gross amount invoiced, (e) discounts or rebates or other payments required by applicable Law, including any governmental special medical assistance programs, and (f) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product. Subsections (a) through (f) shall be collectively referred to as “Deductions”.

The following principles shall apply in the calculation of Net Sales:

(i)	Products will be considered “sold” when a sale by a Buyer Party is recognized in accordance with revenue recognition policies mandated by GAAP.

(ii)

Nothing herein will prevent a Buyer Party from selling, distributing or invoicing Products at a discounted price for shipments to Third Parties in connection with clinical studies, compassionate sales, or an indigent program or similar bona fide arrangements in which such Person agrees to forego a normal profit margin for good faith business reasons.

(iii)

A sale of Products between any of Buyer, its Affiliates or sublicensees will not result in any Net Sales, and Net Sales instead will be based on subsequent sales or distribution to a Person other than Buyer, its Affiliates, or sublicensees, unless such Products are consumed by Buyer, its Affiliates, or sublicensees in the course of its commercial activities. Sales to distributors shall be treated identically to any other sales to Third Parties.

(iv)

In the case of any sale or other disposal of Product for non-cash consideration, Net Sales shall be calculated as the fair market price of the Product in the country of sale or disposal. Notwithstanding the foregoing, provision of the Product for the purpose of conducting pre- clinical or clinical research shall not be deemed to be a sale, so long as the Product is provided at a price which does not exceed the reasonably estimated cost of production and distribution thereof.

(v)

Net Sales means, in the case of “Combination Product” which is defined as any pharmaceutical product containing: (x) the Product and (y) one or more other active therapeutically active ingredients, which is not a Product:

a.

if a Buyer Party and/or any Third Party separately sells in such country during such year when it sells such Combination Product both (1) one or more Products as a single chemical entity, and (2) other products containing active ingredient(s) as a single entity that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is average Net Sales price per daily dose during such year for each Product in such Combination Product in such country and B is the sum of the average Net Sales price per daily dose during such year in such country, for each product(s) containing, the active ingredient(s) in such Combination Product (other than the Product);

b.

if a Buyer Party and/or any Third Party separately sells, in such country during such year when it sells such Combination Product, one or more Products as a single chemical entity but do not separately sell, in such country, other products containing active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: A is Buyer’s (or its Affiliates or Third Parties, as applicable) average Net Sales price per daily dose during such year for each Product in such Combination Product in such country, and C is Buyer’s (or its Affiliates or Third Parties, as applicable) average Net Sales price per daily dose during such year for the Combination Product in such country; and

c.

if a Buyer Party and/or Third Parties do not separately in such country during such year sell each Product contained in the Combination Product, then the Net Sales attributable to such Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Product that contains the Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the parties.

(vi)	Net Sales shall be calculated in accordance with GAAP generally and consistently applied.

“Notice” has the meaning set forth in Section 9.2.1.

“Order” means any judicial, arbitral, administrative, ministerial, departmental or regulatory writ, judgment, edict, decree, injunction, ruling, order, decision, award or other binding obligation, pronouncement, determination or similar action taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) substantially consistent with the past practices of the Person and (ii) taken in the ordinary course of the normal day-to-day operations of the Person.

“Outside Date” means June 30, 2023.

“Owned Intellectual Property” means all Intellectual Property owned by Seller or any of its Subsidiaries related to the Product and included in the Purchased Intellectual Property.

“Paragraph IV Certification” means a certification provided under §§ 505(b)(2)(A)(iv) or 505(j)(2)(A)(vii)(IV) of the FDCA, or a similar certification in any other country or jurisdiction.

“Party(ies)” has the meaning set forth in the preamble hereto.

“Patent Assignment Agreement” means the Patent Assignment Agreement, in substantially the form attached hereto as Exhibit D.

“Patents” means all patents and patent applications, applications for reissues, or invention disclosures in any country or supranational jurisdiction, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.

“Payee” has the meaning set forth in Section 5.3.1(a).

“Payer” has the meaning set forth in Section 5.3.1(a).

“Payments” has the meaning set forth in Section 5.3.1(a).

“Permit” means with respect to any Person, any permit, license, grant, authorization, consent, registration, certificate, franchise, certification, variance, exemption, Order or approval or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Permitted Compensation Change” means any (i) change required by any Plan or applicable Law, (ii) increase to a Business Employee’s base salary or hourly wage rate, as applicable, of up to five percent (5%) in the ordinary course of business as part of Seller’s (and its Subsidiaries’) annual compensation review process in the ordinary course of business, (iii) increases to a Business Employee’s base salary or hourly wage rate, as applicable, in connection with a promotion in the ordinary course of business, (iv) change that does not materially affect the benefits provided to any Business Employee, (v) change that is generally applicable to all similarly-situated employees of Seller and its Subsidiaries, or (vi) change that does not impose any liability or obligation on Buyer or any of its Affiliates from and after the Closing Date, including, without limitation, the award or payment of retention bonuses.

“Permitted Encumbrance” means any (a) Encumbrance for utilities and Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings; (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the Ordinary Course of the Product Business; (c) Encumbrance incurred or deposit made to a Governmental Authority in connection with any Permit; (d) non-exclusive licenses granted to customers, vendors or suppliers in the Ordinary Course; (e) right, title or interest of a licensor or licensee under a license; (f) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the Ordinary Course; (g) Encumbrances expressly contemplated by the Sale Order; and (h) Encumbrance disclosed on 1.1.2(h) of the Seller Disclosure Schedules.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority, and pronouns have a similarly extended meaning.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, retirement, and other benefit plan, program or arrangement, in each case, (x) which is maintained, sponsored or contributed to by Seller or any of its Subsidiaries and (y) in which any Business Employee, European Business Employee or any of their respective covered dependents participates or is eligible to.

“Post-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Product” means Rubraca® (rucaparib) and all salts, polymorphs and formulations thereof.

“Product Business” means the business and operations of Seller and its Subsidiaries related to the Development and Exploitation of the Product in the Territory.

“Public Statement” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 2.3.1(b)(i).

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

“Purchased Intellectual Property” means the Purchased Patents, the Intellectual Property licensed to Seller or its Subsidiaries under the Purchased Contracts, and all other Intellectual Property owned by Seller or its Subsidiaries that primarily relate to the Product Business.

“Purchased Patents” means the Patents primarily related to the Product Business which are Owned Intellectual Property, including the Patents listed on Section 1.1.3 of the Seller Disclosure Schedules.

“Purchased Permits” has the meaning set forth in Section 2.1.1(d).

“Purchased Product Promotional Materials” means, to the extent in the possession of Seller or any of its Subsidiaries, “advertisements,” as set forth by FDA in 21 C.F.R. § 202.1(k)(1) and “labeling,” that term is defined in FDCA § 201(m), and foreign equivalents, promotional and media materials, medical response information, if any, existing wholesaler lists, other marketing data and materials, trade show materials (including displays) and videos, including materials containing clinical data, if any, in each case (a) to the extent used for the marketing, promotion, distribution and sale of the Product in the Territory as of the Closing Date and (b) excluding (i) all other intellectual property and intellectual property rights of Seller, its Subsidiaries, or their respective licensors depicted or contained therein and (ii) the Excluded Items, in each case, in the form currently maintained by Seller (e.g., electronic).

“Purchased Product Records” means all books and records (including records of call center activity) primarily relating to the Product Business to the extent owned, maintained and in the possession and custody of Seller or any of its Subsidiaries and reasonably necessary or used to monitor the collection or payment of royalties with respect to the Product Business, maintain the Purchased Intellectual Property or Purchased Regulatory Approvals, prosecute and/or Manufacture, Develop and Exploit the Product in the Territory (to the extent Seller or any of its Subsidiaries has the right to do so), but excluding, in all cases, the Excluded Items and any Intellectual Property included therein.

“Purchased Regulatory Approvals” means the Regulatory Approvals set forth on Section 1.01(b) of the Seller Disclosure Schedules.

“Purchased Regulatory Documentation” means, with respect to the Product Business, all (a) documentation comprising the Purchased Regulatory Approvals, (b) correspondence and reports exclusively related to the Product Business and necessary to, or otherwise limiting the ability to, commercially distribute, sell or market the Products as of the Closing Date in the Territory submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority), including all regulatory drug lists, final versions of advertising and promotion materials, and adverse drug experience reports (periodic and expedited), the safety data base, and adverse event files and (c) data (including clinical and pre-clinical data) referenced in any of the foregoing, in each case ((a), (b) and (c)), to the extent in the possession and custody of Seller or any of its Subsidiaries.

“Rebate, Return, Chargeback and License Agreement” means the Rebate, Return, Chargeback and License Agreement by and between Buyer and Seller in the form attached hereto as Exhibit F.

“Regulatory Approval Transfer Date” means, with respect to a particular country or jurisdiction in the Territory, (a) the effective date approved by the applicable Governmental Authority for the transfer of the applicable Purchased Regulatory Approval(s) with respect to such country or jurisdiction to Buyer or its designee, or (b) the date on which such transfer is otherwise effected in accordance with applicable Law.

“Regulatory Approval Transfer Documentation” means the applications, letters and supporting documentation required to be submitted to the relevant Regulatory Authority to notify or seek approval of the transfer of the Purchased Regulatory Approvals to Buyer or its designee, including, with respect to the Purchased Regulatory Approvals for the U.S., the letters in substantially the form attached hereto as Exhibit C.

“Regulatory Approvals” means all Investigational New Drug Applications, New Drug Applications, Clinical Trial Applications, Marketing Authorization Applications, Marketing Authorizations, pricing approvals, supplements and similar applications in the United States or any other country or jurisdiction primarily relating to the Product Business to the extent owned, maintained and in the possession and custody of Seller or any of its Subsidiaries, and all applications therefor.

“Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or any other Governmental Authority with authority over the Research, Development, registration, Manufacture, making, formulating, having made, use and Commercialization of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

“Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, Development, registration, Manufacture, making, formulating, having made, use and Commercialization of a Product (or other compound, product or therapy) made to or received from any Regulatory Authority in a given country or jurisdiction, and all correspondence related to any of the foregoing.

“Representatives” means a Party’s officers, directors, employees, agents, attorneys, accountants, consultants, advisors, financing sources and other representatives.

“Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in vitro and animal models, but not in human subjects), stability testing, toxicology and formulation of compounds, products or therapies.

“Retained Seller Insurance Policies” has the meaning set forth in Section 4.5.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” has the meaning set forth in Section 5.7.1(b).

“SEC” means the U.S. Securities and Exchange Commission and any successor agency thereto.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules of Seller delivered by Seller pursuant to this Agreement.

“Seller Financial Advisors” means Perella Weinberg Partners LP.

“Seller Names” means any Trademark owned by the Seller or any of its Subsidiaries (other than any Trademarks included in the Purchased Intellectual Property), including any Trademark that incorporates “Clovis”, or any translation or derivative thereof, or any Trademark consisting of a word confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other words, and whether registered or unregistered.

“Seller’s Knowledge” means the actual knowledge of Patrick Mahaffy, Daniel Muehl, and Lindsey Rolfe after due inquiry of their direct reports without personal liability on the part of any of them.

“Seller SEC Documents” has the meaning set forth in Section 3.1.

“Standalone Plan” means each Plan in which only current or former Business Employees, or any of their beneficiaries or dependents, participate or are eligible to participate.

“Subsidiary” means any entity of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Laws” has the meaning set forth in Section 2.3.4.

“Tax Return” means any return, declaration, report, election, notice, filing, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means (a) all taxes of any kind, and all charges, fees, customs, levies, duties, excises, premiums, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties, fines or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under applicable Law, and (b) any obligation to pay any amount set forth in clause (a) above with respect to another Person, whether by contract, as a result of transferee or successor liability as a result of being a member of a related, non-arm’s length, affiliated or combined group or otherwise for any period.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

“Territory” means worldwide.

“Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

“Trademark” has the meaning set forth in the definition of “Intellectual Property”.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement, in substantially the form attached hereto as Exhibit E.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.3.2(a).

“Transferee” means a transferee of Buyer or any of its Affiliates or their successors or permitted assigns in respect of any Purchased Asset who records sales of the Product for its own account or any of their successors or permitted assigns.

1.2 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, and do not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (h) all references to “made available” means, when used with respect to any document or other item of information, that such document or other item of information was provided or made available to Buyer in the “virtual data room” prepared by Seller to which Buyer has been provided access prior to the date hereof; and (i) references to monetary amounts are denominated in United States Dollars and all references to “$” shall be deemed to refer to United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1 Sale of Purchased Assets.

2.1.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, Seller shall (or shall cause its applicable Subsidiaries to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller (or such Subsidiaries), all rights, title and interests of Seller or its Subsidiaries in and to the following (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances (other than Permitted Encumbrances and Assumed Liabilities) to the extent primarily related to the Product Business; provided that Buyer may designate a Buyer’s Affiliate to accept from Seller (or such Subsidiaries) any Purchased Asset, which shall not relieve Buyer of its obligations hereunder:

(a) all rights and interests of Seller or its Subsidiaries under the Contracts set forth in Section 2.1.1(a) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified by the Buyer from the date hereof through three (3) Business Days prior to the Sale Hearing in accordance with Section 4.3.1 (the “Purchased Contracts”);

(b) the Purchased Product Records;

(c) the Purchased Intellectual Property;

(d) all Permits that are listed on Section 2.1.1(d) of the Seller Disclosure Schedule, to the extent assignable or transferable (the “Purchased Permits”);

(e) all Finished Goods Inventory in the possession or custody of Seller and its Subsidiaries;

(f) all usable raw materials, work-in-process, demonstration equipment, components, ingredients (including all active pharmaceutical ingredients (API) included in, or held for use in respect of the manufacture of, the Products), packaging material or similar items used by third-party contract manufacturers, in each case, in the production or distribution of the Products and in the possession or custody of Seller and its Subsidiaries;

(g) all advertising, marketing, sales and promotional materials;

(h) all URLs, websites, website content, and telephone numbers in each case, listed on Section 2.1.1(h) of the Seller Disclosure Schedules;

(i) the goodwill associated with the Purchased Intellectual Property;

(j) all Purchased Regulatory Documentation, Purchased Regulatory Approvals and NDC numbers;

(k) copies of personnel records with respect to the Continuing Employees; and

(l) all Employee Equipment.

In addition, if either Party becomes aware of any other assets, properties, rights and interests of Seller and its Subsidiaries that are primarily related to the Product Business other than the Excluded Assets, then the Parties shall discuss in good faith whether such assets, properties, rights and interests shall constitute Purchased Assets.

2.1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, (a) Buyer shall not acquire the Excluded Assets, including any Contract not set forth on Section 2.1.1(a) of the Seller Disclosure Schedules (each such contract an “Excluded Contract”), which Section of the Seller Disclosure Schedules may be modified from the Execution Date through three (3) Business Days prior to the Sale Hearing in accordance with Section 4.3.1, (b) the Purchased Assets shall not include the Excluded Assets, and (c) Seller shall retain the Excluded Assets following the Closing.

2.1.3 Retention of Rights. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller retains, on behalf of itself and its Affiliates, (x) licensees, sublicensees, licensors and distributors, a limited, non-exclusive right to use and the right of reference in, to and under the Purchased Assets, in each case, as may be necessary or useful to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement or any Ancillary Agreement and (y) copies of all or any part of all documentation that Seller delivers to Buyer pursuant to this Agreement as may be necessary or useful to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement or any Ancillary Agreement, for archival purposes, for purposes of administration of the Chapter 11 Cases, and for purposes of complying with Law.

2.2 Liabilities.

2.2.1 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (or shall cause its applicable Subsidiaries to) assign to Buyer and Buyer shall assume from Seller or its Subsidiaries and agree to pay and discharge when due, the following Liabilities (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a) all Liabilities arising under the Purchased Contracts relating to the time from and after the Closing;

(b) the Cure Costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Purchased Contracts, as finally determined by the Bankruptcy Court, in an aggregate amount of up to $41,000,000 USD (forty one million U.S. Dollars) but not exceeding $41,000,000 USD (forty one million U.S. Dollars) (the “Cure Cost Cap”); provided that, for the avoidance of doubt, the Seller shall be responsible for the payment, on or prior to the Closing Date, of any Cure Costs exceeding the Cure Cost Cap, and any such amounts shall be deemed to be “Excluded Liabilities” hereunder;

(c) all Liabilities arising from the ownership of the Purchased Assets or the conduct or operation of the Product Business, in each case only to the extent such Liabilities relate to the period on or after the Closing;

(d) all Liabilities for Taxes relating to the Purchased Assets or operation of the Product Business for all taxable periods (or portions thereof) beginning on or after the Closing Date;

(e) all Liabilities for Transfer Taxes in connection with this Agreement;

(f) all Liabilities arising from any infringement claim or Litigation to the extent brought against the Purchased Assets by any third party, including any Governmental Authority and related to events occurring on or after the Closing; and

(g) all such Liabilities, if any, expressly assumed by Buyer pursuant to Section 5.1.3.

2.2.2 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities. For greater certainty, the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.

2.3 Consideration.

2.3.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1, Buyer shall:

(a) at the Closing, assume the Assumed Liabilities; and

(b) at the Closing, pay to Seller by wire transfer of immediately available funds to the account designated by Seller by written Notice to Buyer, such written Notice to be provided at least five (5) Business Days prior to the Closing Date, an amount of up to USD 111,000,000.00 (one hundred and eleven million US dollars), consisting of:

i.	USD 70,000,000 (seventy million US dollars), less the Deposit (the “Purchase Price”), and

ii.

subject to Section 2.2.1(b) of this Agreement, the amount of the Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.3 up to an amount not to exceed the Cure Cost Cap (Cure Costs together with the Purchase Price, the “Closing Payment”); and

(c) pay to Seller by wire transfer of immediately available funds as promptly as practicable and in no event later than thirty (30) calendar days following the achievement of the applicable Milestone Event, to the account designated by Seller by written Notice to Buyer, such written Notice to be provided at least five (5) Business Days prior to the Closing Date, the following regulatory milestone payments of up to USD 50,000,000 (fifty million dollars) based on the fulfilment of regulatory conditions (the “Milestone Events”):

i.

USD 20,000,000 (twenty million US dollars) upon regulatory approval of Rubraca® by the U.S. Food and Drug Administration (FDA) for first-line maintenance treatment of patients with advanced ovarian cancer (for the intent-to-treat (“ITT”) population or any of the following genetic sub-populations: HRD or BRCA mutated) who are in complete or partial response to first-line platinum-based chemotherapy;

ii.

USD 10,000,000 (ten million US dollars) upon regulatory approval of Rubraca® by the European Medicines Agency (EMA) for first-line maintenance treatment of patients with advanced ovarian cancer (for the ITT population or any of the following genetic sub-populations: HRD or BRCA mutated) who are in complete or partial response to first-line platinum-based chemotherapy;

iii.

USD 10,000,000 (ten million US dollars) upon regulatory approval of Rubraca® by the FDA for the treatment of metastatic castration-resistant prostate cancer (or any genetic sub-population thereof that includes BRCA mutated);

iv.

USD 10,000,000 (ten million US dollars) upon regulatory approval of Rubraca® by the EMA for the treatment of metastatic castration-resistant prostate cancer (or any genetic sub-population thereof that includes BRCA mutated).

2.3.2 Sales Milestone Events.

(a) In partial consideration for the transactions contemplated by this Agreement, and subject to the terms and conditions of this Agreement, within thirty (30) calendar days after the first achievement of each milestone event (each a “Sales Milestone Event”) set forth below in connection with a Product by any Buyer Party, Buyer shall notify Seller in writing following the first achievement of such Sales Milestone Event and make a payment to Seller with respect to the corresponding Sales Milestone Payment (each, a “Sales Milestone Payment”). For the avoidance of doubt, no Sales Milestone Payment shall become due and payable and neither Party will be obligated to reimburse the other Party for any costs incurred by the other Party under or in connection with this Agreement unless and until the Closing occurs.

No.	Milestone Event	Milestone Payments (in U.S. Dollars)
1.	Net Sales in an aggregate amount of fifty million U.S. dollars ($50,000,000) during a period of four (4) consecutive calendar quarters by September 30, 2024	Five Million (5,000,000)
2.	Net Sales in an aggregate amount of seventy-five million U.S. dollars ($75,000,000) during a period of four (4) consecutive calendar quarters by September 30, 2024	Five Million (5,000,000)
3.	Net Sales in an aggregate amount of one hundred million U.S. dollars ($100,000,000) during a period of four (4) consecutive calendar quarters by September 30, 2024	Five Million (5,000,000)

(b) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Sales Milestone Payment for a Sales Milestone Event be paid more than once, and no Sales Milestone Payments shall be due for any subsequent or repeated achievements of any Sales Milestone Event, even if the same Sales Milestone Event is achieved multiple times, (ii) in no event shall any Sales Milestone Payment be paid by Buyer to Seller unless the Closing occurs and (iii) the maximum amount of Sales Milestone Payments payable by Buyer under this Agreement with respect to Sales Milestone Events is Fifteen Million U.S. Dollars ($15,000,000). For clarity, if Net Sales during a period of four (4) consecutive calendar quarters by September 30, 2024 exceed One Hundred Million U.S. Dollars ($100,000,000), an aggregate of Fifteen Million U.S. Dollars ($15,000,000) shall be earned.

(c) Following the Closing Date, and until the Sales Milestone Events are paid or expired, Buyer shall prepare and deliver to Seller (or its designee) a report setting forth the calculation of Net Sales within sixty (60) days following the end of each applicable calendar quarter to which it relates; provided, however, that Seller (or its designee) shall maintain such reports in strict confidence and shall not disclose the information contained therein except as otherwise permitted by this Agreement or as required by applicable Law. Buyer shall also deliver to Seller (or its designee) a report setting forth the calculation of Net Sales at or prior to the time of making any Sales Milestone Payment.

(d) No Projections. Buyer and Seller acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated regulatory approval or sales of a Product, and that the Sales Milestone Events set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Sales Milestone Payments to Seller in the event such Sales Milestone Events are achieved. NEITHER SELLER NOR BUYER MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT BUYER WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE A PRODUCT.

2.3.3 Cure Costs. Not less than five (5) Business Days prior to the Sale Hearing, Seller shall deliver to Buyer a certificate setting forth the Cure Costs (together with reasonable supporting documentation).

2.3.4 Allocation of Consideration. Buyer shall allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable tax laws “Tax Laws”) among the Purchased Assets in accordance with applicable Tax Laws (the “Allocation”) prior to or within ninety (90) days following the Closing and shall deliver to Seller a copy of such Allocation promptly after such determination. Seller shall have the right to review and raise any reasonable objections in writing to the Allocation during the thirty (30) day period after its receipt thereof. If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to attempt to resolve the dispute. Each Party shall have the right to allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable Tax Laws) among the Purchased Assets in its discretion if the Parties are unable to agree on an Allocation despite their good faith negotiations.

2.3.5 Milestone Efforts. Buyer and its Affiliates, sublicensees and Transferees and their respective successors and assigns shall use Commercially Reasonable Efforts to achieve the Milestone Events and Sales Milestone Events. On and after the Closing, Buyer will provide Seller with annual written reports summarizing its and its Affiliates’, sublicensees’ and Transferees’ and their respective successors and assigns’ significant Development activities with respect to Products hereunder, including a summary of the data, timelines, and results of such Development. Buyer shall not, and shall cause its Affiliates, sublicensees and Transferees and their respective successors and assigns to not, take any action intended to reduce or circumvent, or with the primary effect (without any other legitimate business purpose) or primary purpose of reducing or circumventing, the amounts potentially payable to the Seller under Section 2.3.1 or Section 2.3.2.

2.4 Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the New York, New York offices of Willkie Farr & Gallagher LLP, at 10:00 a.m. local time, on the third Business Day following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as the Parties may mutually agree to in writing (such date of the Closing being hereinafter referred to as the “Closing Date”).

2.5 No Offset. Buyer’s obligations under this Article 2 shall not be subject to offset or reduction.

2.6 Deposit. At Closing, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to release the Deposit to Seller in accordance with the Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, with each such representation and warranty subject to (a) such exceptions, if any, as are set forth in the corresponding section of the Seller Disclosure Schedules and (b) disclosure in any reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Seller with the United States Securities and Exchange Commission (the “Seller SEC Documents”) publicly filed or furnished on or after the Look-Back Date and prior to the date of this Agreement other than any information (other than statements of fact) in the “Risk Factors,” or “Note About Forward-Looking Statements” sections of such Seller SEC Documents or other forward-looking or predictive statements in such Seller SEC Documents. Disclosures in any section or paragraph of the Seller Disclosure Schedules shall be deemed disclosure with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs.

3.1.1 Organization; Good Standing; Qualification. Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it, including for greater certainty, the Purchased Assets, or the nature of its business or activities, including for greater certainty, the operation of the Product Business, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.1.2 Authority and Enforceability. Seller has the requisite power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to the Bidding Procedures Order and Sale Order, to perform its obligations hereunder or thereunder and to complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of the obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby have been, or will be at or prior to Closing, duly authorized by all necessary action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is or will be a party, have been, or will be at or prior to Closing, duly executed and delivered by Seller, and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute or will constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

3.1.3 Authorizations and Consents. Except for (a) the entry of the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the FDA or other applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable, the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee, and (c) items disclosed in Section 3.1.3 of the Seller Disclosure Schedules, no material Order, Permit, license, consent, approval, waiver, notification or filing, in each case, with a Governmental Authority is required on the part of Seller for the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, including, for greater certainty, the transfer of the Purchased Assets.

3.1.4 No Broker. Seller has not used any broker or finder in connection with the transactions contemplated hereby, except that Seller has engaged the Seller Financial Advisor as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Seller in connection with the transactions contemplated hereby.

3.1.5 Litigation. Section 3.1.5 of the Seller Disclosure Schedules sets forth a list of all material Litigation to which Seller or any of its Subsidiaries is a Party as of the date hereof relating to any of the Purchased Assets, the Assumed Liabilities or the Product Business as of the Execution Date.

3.1.6 No Violation. Subject to (a) the entry of the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the FDA or other applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable, the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee, and (c) items disclosed in Section 3.1.6 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a violation of any Law applicable to Seller; (ii) result in a breach of, or conflict with, the constituent documents of Seller; (iii) result in a breach of or result in the loss of any rights or the imposition of obligations under, any Purchased Contracts or Purchased Permit; or (iv) result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon the Purchased Assets other than Encumbrances created solely as a result of the acquisition by Buyer of the Purchased Assets and assumption of the Assumed Liabilities, in each case except as would not have a Material Adverse Effect.

3.1.7 Purchased Assets.

(a) Except as set forth in Section 3.1.7(a) of the Seller Disclosure Schedules, Seller owns or has rights to, and upon delivery to Buyer at the Closing will transfer to Buyer, good title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and Assumed Liabilities.

(b) Except as set forth in Section 3.1.7(b) of the Seller Disclosure Schedules, no other Person owns any assets that are material to the Product Business in substantially the same manner as conducted by Seller and its Subsidiaries before Closing except for personal property leased by Seller, Intellectual Property and computer software and programs licensed to Seller, products sold pursuant to distribution or similar contracts with Seller, and the Excluded Assets.

3.1.8 Intellectual Property.

(a) Section 3.1.8(a) of the Seller Disclosure Schedules sets forth a correct and complete list of all Purchased Intellectual Property which is Owned Intellectual Property and registered or the subject of an application for registration, including all Purchased Patents, registered trademarks, copyright registrations, domain names, and all applications therefor, indicating, for each such item of Purchased Intellectual Property, the owner, registration, patent or application number (as applicable) and the applicable filing jurisdiction. All material Purchased Intellectual Property is, to Seller’s Knowledge, subsisting, valid and enforceable.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, Seller or its Subsidiaries own all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances), all Owned Intellectual Property, or has a valid right to use, all other Purchased Intellectual Property.

(c) Except as set forth in Section 3.1.8(c) of the Seller Disclosure Schedules as of the date hereof, no claims or actions are pending or, to Seller’s Knowledge, threatened in writing, (i) of infringement, misappropriation or other violation of the Purchased Intellectual Property of any Person against Seller or its Subsidiaries in respect of the conduct of the Product Business by Seller or its Subsidiaries as presently conducted, or (ii) challenging the ownership, validity, enforceability or use of any Purchased Intellectual Property or filing a Paragraph IV Certification involving the Product Business (except for non-final office actions).

(d) Except as set forth in Section 3.1.8(d) of the Seller Disclosure Schedules, as of the date hereof, to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property or has filed a Paragraph IV Certification involving the Product Business, and no such claims have been asserted or threatened against any Person by Seller, or to Seller’s Knowledge, any other Person, since the Look-Back Date.

(e) Seller has taken reasonable measures in accordance with standard industry practice to maintain the secrecy of any of the material Purchased Intellectual Property that it considers to be trade secrets or confidential information.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, Seller is not a party to any Contract or subject to any Order that materially limits or restricts any of the Owned Intellectual Property, other than normal and routine off-the-shelf software license agreements. Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not impair any rights in or to any Owned Intellectual Property, or grant to any Person any rights in or to any Owned Intellectual Property.

3.1.9 No Material Disposals. Since December 31, 2021, Seller has not sold or otherwise disposed of any assets that are material to the Product Business, other than for sales of the Product in the Ordinary Course.

3.1.10 Absence of Certain Changes. Except as set forth in Section 3.1.10 of the Seller Disclosure Schedules, since December 31, 2021, (a) no event, result, effect, occurrence, fact, circumstance, development, condition or change has occurred or arisen that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) Seller has not taken any action that would be prohibited by Section 4.2.1 if taken during the Interim Period.

3.1.11 Employee and Benefit Matters.

(a) Except as disclosed in Section 3.1.11(a) of the Seller Disclosure Schedules or any Permitted Compensation Change, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or together with any other event, result in or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, compensation or benefit, including severance, to any Business Employee or European Business Employee.

(b) As of the date of this Agreement, there are no pending or, to the Seller’s Knowledge, threatened claims or litigation with respect to any Plans that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Seller is not a party to any collective bargaining agreement in respect of the Product Business, nor to the Seller’s Knowledge, are there any activities or proceedings of any labor union to organize any employees of the Product Business.

3.1.12 Compliance with Laws. Except as set forth in Section 3.1.12 of the Seller Disclosure Schedules, the Product Business is currently being, and since the Look-Back Date has been, conducted in compliance, in all material respects, with all applicable Laws. Seller has not received any written notice of any actual or alleged material non-compliance or violation of any Laws in connection with the ownership of the Purchased Assets or the operation of the Product Business.

3.1.13 Purchased Contracts. As of the date hereof, each Purchased Contract listed or described in Section 2.1.1(a) of the Seller Disclosure Schedules is in full force and effect and is a valid and binding obligation of Seller or its Subsidiaries and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by the Enforceability Exceptions and (b) as set forth on Section 3.1.13 of the Seller Disclosure Schedules. Seller has made available to Buyer correct and complete copies of all Purchased Contracts in effect as of the date hereof. Except for those arising out of the Chapter 11 Cases, as set forth on Section 3.1.13 of the Seller Disclosure Schedules and payment of the Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.3, as of the date hereof, (i) Seller is not in material breach or default of its obligations under any Purchased Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a material default by Seller under any such Purchased Contract, (iii) Seller has not received any termination notice regarding any Purchased Contracts, and (iv) to Seller’s Knowledge, no other party to any such Purchased Contract is in material breach or default thereunder.

3.1.14 Books and Records. The Purchased Product Records have been maintained in accordance with all applicable Laws in all material respects, and such Purchased Product Records are complete and accurate in all material respects. True and correct copies of all material Purchased Product Records have been made available to Buyer.

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows.

3.2.1 Entity Status. Buyer is duly formed and validly existing under the laws of its jurisdiction of formation and has the requisite corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.

3.2.2 Authority. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of Buyer.

3.2.3 No Conflict. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party (a) do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Buyer’s certificate of organization, bylaws or equivalent organizational documents, (b) do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which it is a party, and (c) do not result in the violation of any Law applicable to Buyer.

3.2.4 Required Authorizations. Other than delivery to the FDA or other Regulatory Authority of the Regulatory Approval Transfer Documentation, if applicable, the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee and entry of the Sale Order, no filing with, notice to or Order, Permit, approval, consent, waiver, license or similar authorization of, any Governmental Authority is required on the part of Buyer as a condition to the lawful consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party.

3.2.5 Execution and Binding Obligation. This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been, or will be, duly executed and delivered by Buyer and constitute, or will constitute, legal, valid and binding agreements of Buyer, enforceable against it in accordance with its terms, subject only to the Enforceability Exceptions.

3.2.6 Financial Capacity.

(a) Buyer is, and at Closing shall be, financially capable to pay the Purchase Price, to make any other necessary payment contemplated by this Agreement or any of the Ancillary Agreements to be made at Closing, including fees and expenses in connection with the consummation of the Transactions, and to perform all of their obligations contemplated by this Agreement and the Ancillary Agreements to be performed at Closing.

(b) Buyer has delivered to Seller a correct and complete copy of the fully executed Debt Commitment Letter pursuant to which, and on the terms and subject only to the conditions expressly stated therein, the Debt Financing Sources have confirmed their existing undrawn debt financing commitments to the Buyer in the amounts set forth therein, which commitments are available to the Buyer as of the date thereof and will be available to the Buyer as of the Closing Date, in each case, for the purpose of financing the transactions contemplated by this Agreement. As of the date hereof, the Debt Commitment Letter is in full force and effect, has not been withdrawn, repudiated, rescinded or terminated and no waiver or consent has been granted thereunder or otherwise amended or modified in any respect, and no such amendment, modification, waiver or consent is contemplated. As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition of the Debt Commitment Letter or result in any portion of the Debt Financing being unavailable on the Closing or a breach, default or failure to satisfy any condition precedent set forth therein, in each case, on the part of Buyer. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter.

(c) Notwithstanding anything to the contrary contained herein, Seller agrees that a breach of this representation and warranty will not result in the failure of a condition precedent to Seller’s obligations under this Agreement, if (notwithstanding such breach) Buyer is willing and able to consummate the Transactions on the Closing Date.

3.2.7 Litigation. There is no material Litigation in progress, pending, or to Buyer’s knowledge, threatened against Buyer, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

3.2.8 No Broker. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

3.2.9 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including any financings being entered into in connection therewith) and taking into account all obligations of Buyer pursuant to this Agreement and the Ancillary Agreements to which it is a party: (a) the fair saleable value of the assets of Buyer will be greater than the total amount of their respective Liabilities; (b) Buyer will be solvent and able to pay its debts and obligations in the Ordinary Course as they become due; (c) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements; and (d) Buyer will have adequate capital to carry on its business and all businesses in which Buyer is about to engage.

3.3 Exclusivity of Representations. Except for the representations and warranties made by Seller in Section 3.1 or in any Ancillary Agreement to be delivered by Seller pursuant to this Agreement, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller or its businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Section 3.1 or in any Ancillary Agreement to be delivered by Seller pursuant to this Agreement, neither Seller nor any of its Affiliates or other Person makes or has made any representation or warranty to Buyer or any of its respective representatives, with respect to, nor has Buyer or any of its respective representatives relied on, (i) any financial projection, forecast, estimate, budget or prospective information relating to the Product Business or (ii) any oral or written information furnished or made available to Buyer or any of its representatives in the course of its due diligence investigation of Seller, the Product Business, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Seller nor any other Person will have any liability to Buyer or any other Person in respect of such information, including any subsequent use of such information.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1 Access and Information.

4.1.1 During the Interim Period, Seller shall (a) afford Buyer and its Representatives reasonable access to all of the Product Business, the Purchased Assets, and other documents and data to the extent primarily related to the Product Business and (b) use reasonable best efforts to cause its employees and Representatives to cooperate with and aid Buyer and its Representatives in its investigation of the Product Business. Any request or investigation under this Section 4.1.1 shall be made or conducted on a reasonable basis by Buyer providing reasonable Notice to Seller and shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the conduct of the Product Business. No investigation by Buyer or any of its Representatives or other information received by Buyer or any of its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.

4.1.2 Buyer acknowledges and agrees that (a) certain records may contain information relating to Seller or its Affiliates, but not relating to the Product Business (and, notwithstanding the inclusion of such information in such records, such information shall not constitute Purchased Assets), and that Seller and its Affiliates may retain copies thereof; (b) prior to making any records available to Buyer, Seller or its Affiliates may redact any portions thereof that do not relate to the Product Business; (c) any such access or furnishing of information shall be in accordance with applicable Law under the supervision of Seller’s or its Affiliates’ personnel, and in such manner as not to interfere unreasonably with the businesses, personnel or operations of Seller or any of its Affiliates; (d) auditors and accountants of Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person; and (e) Seller shall be entitled to restrict such access, (x) as determined, in its respective reasonable discretion, to be appropriate to ensure compliance with any Law and (y) to preserve any applicable attorney client privilege and to comply with contractual confidentiality obligations.

4.1.3 During the Interim Period, Buyer hereby agrees it shall not contact, and it shall cause its Affiliates or Representatives to not contact, any employee, licensor, licensee, competitor, supplier, distributor or customer of Seller with respect to the Product, the Purchased Assets, the Product Business, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Seller.

4.2 Ordinary Course of Business.

4.2.1 Except as (x) as required by applicable Law (including any COVID-19 Measures) or Bankruptcy Court Order, (y) as required pursuant to the DIP Financing Order or (z) otherwise expressly provided in this Agreement or for actions taken by Seller in connection with the Chapter 11 Cases, during the Interim Period, Seller will use commercially reasonable efforts to conduct the Product Business in accordance with the DIP Budget (as defined in the DIP Financing Order) in all material respects, taking into account the resources (financial and otherwise) and personnel available to Seller. Buyer acknowledges that Seller is not conducting the

Product Business in the Ordinary Course and is not actively marketing or promoting the Product Business. Without limiting the foregoing, except (x) as required by applicable Law (including any COVID-19 Measures) or Bankruptcy Court Order, (y) as required pursuant to the DIP Financing Order or (z) for actions taken by Seller as required by this Agreement or the Chapter 11 Cases, without the prior written consent of Buyer, during the Interim Period, Seller shall not, directly or indirectly:

(a) other than a Permitted Compensation Change or otherwise authorized by the Bankruptcy Court, (i) increase or agree to increase the base salary or incentive compensation of any Business Employee or European Business Employee, (ii) adopt, enter into, materially amend or terminate any Standalone Plan, (iii) enter into any severance, retention, change in control, transaction bonus or similar arrangement with any Business Employee or European Business Employee, or (iv) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation payable to a Business Employee or European Business Employee under a Plan;

(b) grant, impose or suffer to be imposed any Encumbrance upon any of the Purchased Assets other than Permitted Encumbrances or Encumbrances that will be cured prior to the Closing;

(c) materially modify, materially breach, repudiate, reject, or terminate any Purchased Contract, or waive, release or assign any material rights or claims under any Purchased Contract;

(d) encumber, transfer, abandon, allow to lapse, fail to prosecute or maintain, exclusively license, or otherwise dispose of any material Owned Intellectual Property or Purchased Regulatory Approvals, except, in each case, other than in the Ordinary Course of the Product Business and other than the expiration of the statutory term of any Owned Intellectual Property;

(e) compromise or settle any material Litigation relating to the Product Business or cancel or compromise any material claim or waive or release any material right, in each case, that is related to the Product Business or a Purchased Asset; and

(f) authorize, agree or otherwise commit, whether or not in writing, to do any of the foregoing.

4.3 Notification of Certain Matters.

4.3.1 From the Execution Date through one (1) Business Day prior to the Sale Hearing, Seller shall use commercially reasonable efforts to provide Buyer written Notice of any Contract to which Seller or any of its Subsidiaries is a party as of the Execution Date primarily related to the Product Business that was not set forth on Section 2.1.1(a) of the Seller Disclosure Schedules and was not an Excluded Contract, and any Contracts that relate to the Product Business and arise after the Execution Date. Buyer shall be entitled, in its sole discretion and upon written Notice to Seller, to add any such Contract to Section 2.1.1(a) of the Seller Disclosure Schedules. From the Execution Date through three (3) Business Days prior to the Sale Hearing, Buyer may amend Section 2.1.1(a) of the Seller Disclosure Schedules (including as may have been updated by Seller pursuant to the preceding sentence) to move any Excluded Contract to Section 2.1.1(a) of the Seller Disclosure Schedules to the extent it agrees to pay for any Cure Costs related to such Contract or to remove any Contract on Schedule 2.1.1(a), in either case by providing Seller with written Notice thereof; provided, however, that Buyer shall have no right to add any Contract rejected, in accordance with Section 365 of the Bankruptcy Code, by Seller prior to Seller receiving written Notice from Buyer to include such Contract on Section 2.1.1(a) of the Seller Disclosure Schedules.

4.3.2 Buyer’s receipt of information under this Section 4.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.

4.4 Obligation to Consummate the Transaction.

4.4.1 Each of the Parties agrees that it shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied.

4.4.2 From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, if requested by Buyer in writing, Seller shall use commercially reasonable efforts to terminate or withdraw any Purchased Permit.

4.5 Insurance. Seller will use commercially reasonable efforts to maintain, or cause the applicable Subsidiary thereof to maintain, in effect through the Closing Date insurance, fidelity bonds and surety bonds relating to the Product Business that are not less advantageous to the Product Business when compared to the insurance, fidelity bonds and surety bonds that are in effect as of the date hereof in respect of the Product Business. As of the Closing, Buyer shall be responsible for all insurance protection for the Product Business or the Purchased Assets and shall have no right to access or otherwise benefit from any insurance maintained or previously maintained by Seller or any Subsidiary thereof in respect of the Product Business or otherwise. With respect to occurrences, acts, omissions, claims, or circumstances prior to the Closing relating to the Product Business that are covered by Seller’s and its Subsidiaries’ occurrence-based insurance policies (the “Retained Seller Insurance Policies”), following the Closing, Buyer may submit to Seller and Seller will, on behalf of the Product Business, use (and cause its Subsidiaries to use) commercially reasonable efforts to make claims or otherwise exercise rights under such Retained Seller Insurance Policies subject to the terms and conditions of such Retained Seller Insurance Policies (or any contractual rights or obligations relating thereto) and pay to Buyer the amounts actually received by Seller or any Subsidiary thereof in respect of such claims under such Retained Seller Insurance Policies, to the extent such coverage and limits are available under such policies and programs less any out-of-pocket expenses incurred in connection therewith, it being agreed that (a) no such payments will be made in respect of any self-insurance provided by Seller or any Subsidiary thereof (or any other Person that holds any such Retained Seller Insurance Policy) or in respect of any deductibles or retention included in or that apply to any such Retained Seller Insurance Policy, and (b) in no event will Seller or any Subsidiary thereof be required to commence, or threaten to commence, any Litigation in connection with the foregoing; provided, however, that Buyer will indemnify Seller and its Affiliates, and pay, and, if requested advance, to them the amount of any reasonable and documented out-of-pocket fees and expenses or other losses (as well as any increased insurance premiums solely to the extent attributable to the claims for which Buyer has recovered any payment) incurred by Seller and its Affiliates or other relevant Persons in connection with or as a result of the making of any such claims or otherwise complying with the terms set forth in this Section 4.5. Nothing in this Section 4.5 will require Seller or any of its Affiliates to continue any Retained Seller Insurance Policy or prevent Seller or any of its Affiliates from amending the terms of or terminating any such Retained Seller Insurance Policy or any other Contracts relating thereto.

4.6 Filings; Other Actions; Notification and Cooperation.

4.6.1 Seller and Buyer shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as possible, and in no event later than the Outside Date, including: (i) preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Authority (as mutually agreed by the Parties) in order to consummate the Transactions; (ii) satisfying the conditions to consummating the Transactions; (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Transactions; and (iv) executing and delivering any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing herein shall require Seller or any of its Subsidiaries to pay any fee or other consideration to obtain any such consent or approval of any third party.

4.6.2 None of the parties, including their respective subsidiaries, shall take, cause or permit to be taken, or omit to take, any action which may materially delay or prevent consummation of the Transactions. No party hereto, without the other party’s prior written consent, shall: (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under any Antitrust Laws; or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the Transactions (or that would otherwise prevent or prohibit the parties from consummating the Transactions). As used in this Agreement, the term “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

4.6.3 Buyer and Seller shall cooperate and shall have joint decision making authority with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions prior to the Outside Date. No party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Authority in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 4.6 without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 4.6; (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry; (iii) promptly following the submission of such filing or making such communication or inquiry, such party shall provide the other party with a copy of any such filing or, if in written form, communication or inquiry; and (iv) such party shall consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 4.6 may be reasonably redacted as necessary to address reasonable privilege concerns.

4.6.4 In furtherance and not in limitation of the covenants of the parties contained in this Section 4.6, Buyer, including its Affiliates, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions. For the purposes of this Section 4.6, “reasonable best efforts” shall mean taking any and all actions reasonably necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions as expeditiously as possible and in no event later than the Outside Date, including: (x) committing, agreeing, or submitting (or offering to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Encumbrance, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of Buyer, its Affiliates, the Purchased Assets or any of the Product Business; or (y) committing, agreeing, or submitting (or offering to commit, agree, or submit) to any action or agreeing to any remedies, terms or conditions in connection with its obligations under this Section 4.6 provided that those actions, remedies, terms or conditions are conditioned on the consummation of the Transactions contemplated by this Agreement.

4.6.5 In furtherance and not in limitation of the covenants of the parties contained in this Section 4.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, each of Seller and Buyer shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

4.6.6 Seller and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any third party or any Governmental Authority in connection with the Transactions, all of which information shall be true and correct when provided; provided that each Party shall be entitled to redact discussions of the transaction value and competitively sensitive information, and may reasonably designate applicable materials to be reviewed solely by the other Party’s outside counsel.

4.6.7 Seller and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates from any third party or any Governmental Authority with respect to the Transactions, other than immaterial communications.

4.6.8 Buyer shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made under this Section 4.6.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Further Assurances.

5.1.1 Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request, in each case that are consistent with the terms of this Agreement, in order to (a) vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets (including the Purchased Intellectual Property) as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated to be granted to such Party under this Agreement and the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

5.1.2 If any approval, consent, or waiver required for Seller to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets shall not have been obtained prior to the Closing, Seller shall use commercially reasonable efforts to obtain such approval, consent, or waiver to assign to Buyer the Purchased Contracts and other Purchased Assets, including using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an order (which may be the Sale Order) containing a finding that the proposed assignment to and assumption of the Purchased Contracts by Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code. At the Closing (i) Seller shall, pursuant to the Sale Order, assign to Buyer each of the Purchased Contracts that is capable of being assigned and (ii) Buyer shall pay all Cure Costs (if any) set forth in the certificate to be delivered pursuant to Section 2.3.3, subject to the Cure Cost Cap, in each case in connection with such assignment and assume and discharge when due the Assumed Liabilities (if any) under the Purchased Contracts. Except as to Purchased Contracts assigned pursuant to section 365 of the Bankruptcy Code or the Sale Order, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a Third Party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder, and Seller, at its sole expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If such consent is not obtained or such assignment is not attainable pursuant to section 365 of the Bankruptcy Code or the Sale Order, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Contracts or other Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by applicable Law, shall act after the Closing, at Buyer’s request, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. All obligations of Seller under this Section 5.1.2 shall expire on the date that is three months after the Closing Date.

5.1.3 Seller will use its commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, any approval, consent or waiver required for Seller to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets required as a result of the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements or necessary to vest in Buyer all of Seller’s rights, title and interest in and to the Purchased Assets, except to the extent such consents are not necessary as a result of the entry of the Sale Order. Despite the previous sentence, Seller is not under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Seller for such payment), incur any material obligations, commence any Litigation or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain such approval, consent or waiver or take any action whatsoever that is not permitted by the Chapter 11 Cases. Buyer will cooperate in obtaining such consents, approvals and waivers, including by providing information of Buyer as is reasonably requested by a Third Party.

5.2 Publicity. No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made except (a) with the prior written consent and joint approval of Buyer and Seller, not to be unreasonably withheld, or (b) if required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirements. Where the Public Statement is required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirement, the Party required to make the Public Statement will use its commercially reasonable efforts to consult with the other Party, and consider in good faith any revisions proposed by the other Party, prior to making such disclosure, and shall limit such disclosure to only that information that is legally required to be disclosed.

5.3 Certain Tax Matters.

5.3.1 Withholding Taxes.

(a) The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer under applicable Law) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold, and all such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Payee. Notwithstanding the foregoing, if the Payee is entitled under any applicable Law or Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall timely deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to the Payee proof of such payment as soon as reasonably practicable.

(b) Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to section 1445 of the Code stating that Seller is not a “foreign person” as defined in section 1445 of the Code

5.3.2 Transfer Taxes and Apportioned Obligations.

(a) All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary, stamp, conveyance or other similar Taxes (excluding any Indirect Taxes) imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”). Buyer shall be responsible for the payment of all Transfer Taxes, and shall pay all amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

(b) All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period ending on the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning on the day after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.3.2(a) or Section 5.3.2(b), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.3.2(a) or Section 5.3.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

5.3.3 Indirect Taxes. The Parties intend and shall use their reasonable best efforts to ensure the transfer of the Purchased Assets shall occur without any obligation of Seller to account for Transfer Taxes or Indirect Taxes. However, if notwithstanding that intention, it is determined that the transfer of the Purchased Assets does give rise to an obligation on Seller to account for Transfer Taxes or Indirect Taxes, notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, the following provision shall apply. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, for which Seller is accountable, Buyer shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by Seller in respect of those Payments, such Indirect Taxes to be payable no later than five (5) Business Days prior to the date on which Indirect Taxes are required to be accounted for by Seller. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Buyer shall promptly inform Seller and shall cooperate with Seller to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements. For the avoidance of doubt, all Indirect Taxes shall be borne by Buyer.

5.3.4 Cooperation and Exchange of Information. Each of Seller and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.3.5 Survival of Covenants. The covenants contained in this Section 5.3 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof).

5.4 Accounts Receivable and Payable.

5.4.1 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Buyer shall, or shall cause such Affiliate to, within thirty (30) days after receipt of such payment, remit the full amount of such payment to Seller. In the case of the receipt by Buyer of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Buyer with the excess, if any, remitted to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer for any period after the Closing Date, then Seller shall, or shall cause such Affiliate to, within thirty (30) days after receipt of such payment, remit the full amount of such payment to Buyer. In the case of the receipt by Seller of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Buyer.

5.4.2 Accounts Payable. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any invoices from any Third Party with respect to any account payable of the Product Business outstanding prior to the Closing, then Buyer shall, or shall cause such Affiliate to, within thirty (30) days after receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates for any period after the Closing, then Seller shall, or shall cause such Affiliate to, within thirty (30) days after receipt of such invoice, provide such invoice to Buyer.

5.5 Wrong Pockets.

5.5.1 Assets. Without limiting Section 5.1, if either Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of Seller and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset that was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset that was transferred to Buyer at the Closing.

5.5.2 Payments. If, on or after the Closing, either Party shall receive any payments or other funds due to or belonging to the other Party pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within thirty (30) days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements. Reasonably in advance of the Closing Date, the Buyer shall inform the Seller of Buyer’s bank account and the Seller shall use commercially reasonable efforts to inform any counterparty to a Purchased Contract of Buyer’s bank account together with the request to make any payments after the Closing Date to Buyer’s bank account.

5.6 Purchased Intellectual Property and Purchased Product Information. Promptly following the Closing, at Seller’s sole cost and expense, Seller shall take such further actions and execute such further documents as may be necessary or reasonably requested by Buyer to effectuate, evidence and perfect the assignment and transfer of the Owned Intellectual Property and Purchased Regulatory Approvals to Buyer, including making such filings with any Governmental Authorities as may be required to transfer the Owned Intellectual Property and Purchased Regulatory Approvals to Buyer or to further the prosecution, issuance or maintenance of the Owned Intellectual Property and Purchased Regulatory Approvals.

5.7 Bankruptcy Court Filings and Approval.

5.7.1 Seller shall use its commercially reasonable efforts to obtain entry of the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. On December 13, 2022, Seller filed with the Bankruptcy Court [D.I. 33] a motion (the “Bidding Procedures Motion”) for:

(a) entry of an order, which was approved on January 24, 2023 [D.I. 257] (the “Bidding Procedures Order”), (a) establishing the Bidding Procedures (as defined in the Bidding Procedures Order), (b) approving procedures for the assumption and assignment of contracts, and (c) setting sale milestones and scheduling related hearings; and

(b) entry of an order substantially in the form to be filed with the Bankruptcy Court, which form shall be reasonably acceptable to the Seller and the Buyer, authorizing and approving pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, inter alia, (i) the sale of the Purchased Assets of the Seller to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (to the extent set forth therein), other than Permitted Encumbrances and Assumed Liabilities, and (ii) the assumption and assignment of the Purchased Contracts to Buyer (as amended, modified, or supplemented (to the extent that such amendments, modifications or supplements would reasonably be expected to delay, interfere or otherwise impede the consummation of the Closing, with the consent of Buyer, not to be unreasonably withheld), the “Sale Order”).

5.7.2 [Reserved]

5.7.3 Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions, orders, hearings, and other proceedings relating to this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as Buyer may reasonably request.

5.7.4 Seller shall use its commercially reasonable efforts, and shall cooperate, assist and consult with Buyer, to secure the entry of the Sale Order. Seller and Buyer shall take all commercially reasonable actions as may be reasonably necessary to cause the Sale Order to be issued and entered, including, to the extent reasonably practicable, furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such commercially reasonable actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (x) providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

5.7.5 Buyer acknowledges that under the Bankruptcy Code, the sale is subject to approval of the Bankruptcy Court. Buyer acknowledges that to obtain such approval Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best bid possible for the assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the assets to prospective Qualified Bidders (as defined in the Bidding Procedures Order), and entertaining any higher or otherwise better offers from prospective Qualified Bidders.

5.7.6 If the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such order), and this Agreement has not otherwise been terminated pursuant to Section 8.1, Seller shall immediately notify Buyer of such appeal, petition, or motion and shall use commercially reasonable efforts to defend such appeal, petition, or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition, or motion.

5.7.7 Subject to entry of the Sale Order, (a) on or prior to the Closing, Buyer shall pay the Cure Costs, up to the Cure Cost Cap, and Seller shall pay the remaining Cure Costs, if any, under the Purchased Contracts (excluding any Purchased Contracts that are Previously Omitted Contracts (as defined in the Bidding Procedures Order) or Disputed Contracts for which Cure Costs have not been consensually agreed with the Contract counterparty or fixed by an order of the Bankruptcy Court as of the Closing) so that such Purchased Contracts may be assumed by the Seller and assigned to the Buyer (subject to payment by Buyer and Seller, as applicable, of the Cure Costs and provision by the Buyer of adequate assurance of future performance), and (b) with respect to each Purchased Contract that is a Previously Omitted Contract or a Disputed Contract for which Cure Costs have not been consensually agreed upon with the Contract counterparty or fixed by an order of the Bankruptcy Court, on the date that is five (5) Business Days after the date on which (i) the Cure Costs with respect to such Purchased Contract have been consensually agreed, or (ii) the Bankruptcy Court has entered an order fixing such Cure Costs, Buyer shall pay such Cure Costs, up to the Cure Cost Cap, and Seller shall pay the remaining Cure Costs, so that such Purchased Contracts may be assumed by the Seller and assigned to the Buyer (subject to payment by Buyer and Seller, as applicable, of the Cure Costs and provision by the Buyer of adequate assurance of future performance), in each case of the foregoing clauses (a) and (b), in accordance with the provisions of Section 365 of the Bankruptcy Code, the Bidding Procedures Order, the Sale Order, and this Agreement. The Seller agrees that it will promptly take such commercially reasonable actions as are necessary to obtain an order of the Bankruptcy Court (which may be the Sale Order) providing for the assumption and assignment of such Contracts. For the avoidance of doubt, if there is any inconsistency between this Agreement and the Bidding Procedures Order with respect to the assumption and assignment of the Contracts, or the payment of the Cure Costs, the Bidding Procedures Order shall govern.

5.7.8 If there is an objection by a non-debtor Purchased Contract counterparty to the Cure Costs asserted by Seller with regard to any Contract (other than an Essential Contract) (such contract, a “Disputed Contract”), and if (i) Seller or Buyer settles with the counterparty to the Disputed Contract regarding Cure Costs (a “Disputed Contract Settlement”), or (ii) the Bankruptcy Court enters a final order determining Cure Costs with respect to the Disputed Contract (a “Disputed Contract Order”), in either case in a manner that fixes Cure Costs in an amount that is unacceptable to Seller, Seller shall have the option, within ten (10) days of receiving notice of the Disputed Contract Settlement or the entry of the Disputed Contract Order to designate the Disputed Contract as no longer a Purchased Contract, in which case Buyer shall not assume the Disputed Contract and neither Seller nor Buyer shall be responsible for any Cure Costs associated with such Disputed Contract (such contract, a “Rejected Contract”); provided, however, Buyer has the option, in its sole election, to require Seller to assume and assign the Rejected Contract to Buyer as a condition to closing if Buyer elects to pay any Cure Costs that exceed the proposed Cure Costs (the “Additional Cure Costs”); provided further, however, that the Seller shall use its reasonable best efforts, in cooperation with the Buyer, to resolve any disputes regarding the Cure Costs relating to any Disputed Contract. In the case of the foregoing, Buyer shall remain responsible for payment of the Cure Costs and the Closing Payment pursuant to Section 2.3.1 shall be adjusted to include the applicable Contract’s Additional Cure Cost. For the avoidance of doubt, any Contract that is a Disputed Contract as of the Closing shall not be deemed a Purchased Contract at the Closing. Notwithstanding anything herein to the contrary, the Parties understand and agree that this Agreement is specifically conditioned on the assumption and assignment of the Essential Contracts and that the Essential Contracts shall not constitute Disputed Contracts. These Essential Contracts must be assumed and assigned by Seller to Buyer as a condition to Closing.

5.8 [Reserved]

5.9 Copies of Pleadings.

5.9.1 No less than two (2) Business Days prior to filing thereof, Seller shall, to the extent reasonably practicable, provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court that relate to the approval of this Agreement and the consummation of the transactions contemplated hereby. Seller shall also promptly (and, in any event, within two (2) Business Days) provide Buyer with copies of all pleadings received by or served by or upon Seller in connection with the Chapter 11 Cases that relate to or, in Seller’s judgment, are reasonably expected to affect the transactions provided for in this Agreement and which have not, to the actual knowledge of Seller, otherwise been served on Buyer.

5.10 Books and Records. For a period of six (6) years after the Closing, Buyer shall: (a) retain all books and records related to the Purchased Assets, the Assumed Liabilities and the Product Business held by Buyer or any of its Affiliates; and (b) upon reasonable notice and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such books and records and to Buyer’s Representatives, to the extent necessary for a reasonable business purpose, including as may be necessary for the preparation of financial statements, Regulatory Filings related to the Product, Tax Returns, in connection with any Litigation, or in connection with the administration of the Chapter 11 Cases, and to any and all books and records relating to any Purchase Price payments or any related reports, including all documents, work papers, schedules, memoranda, and records used by or prepared by Buyer or its Representatives in preparing any such reports, together with any other information related thereto which Seller may reasonably request.

5.11 Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals.

5.11.1 Buyer shall provide Seller details of the identity of each person to whom Buyer proposes to transfer a Purchased Regulatory Approval pursuant to this Section 5.11 pursuant to and in accordance with the Rebate, Return, Chargeback and License Agreement. Buyer shall ensure that all proposed transferees of Purchased Regulatory Approvals are legally authorized to hold the Purchased Regulatory Approval to be transferred to them and Commercialize the Products in the jurisdictions covered by such Purchased Regulatory Approvals.

5.11.2 The Parties shall (and shall cause their respective Affiliates to) use their respective commercially reasonable efforts to (a) cooperate with one another (which, in the case of each Party, shall include the obligation to execute documents promptly upon request to the extent necessary to timely effect the transfers of the Purchased Regulatory Approvals) and (b) to complete and execute all documentation required, in each case of the foregoing clauses (a) and (b), to effect the transfer of the Purchased Regulatory Approvals as soon as reasonably practicable following the Closing but no later than the estimated timelines set forth in the Rebate, Return, Chargeback and License Agreement. In each country in the Territory where, pursuant to applicable Law, Buyer or its designee, as the transferee of a Purchased Regulatory Approval, is permitted or required to file documents with a Regulatory Authority to effectuate the transfer of such Purchased Regulatory Approvals to Buyer or its designee, Buyer shall prepare and file all documents necessary to transfer such Purchased Regulatory Approvals as soon as reasonably practicable following the Closing. In each country in the Territory where, pursuant to applicable Law, Seller or its Affiliate, as the holder of a Purchased Regulatory Approval, is required to file documents with a Regulatory Authority to effectuate the transfer of such Purchased Regulatory Approvals, Seller shall prepare and file all documents necessary to transfer such Purchased Regulatory Approval as soon as reasonably practicable following the Closing. The filing Party shall use commercially reasonable efforts to provide the non-filing Party with advanced drafts of any documents to be filed with a Regulatory Authority pursuant to this Section 5.11.2 reasonably prior to the filing Party filing such documents with such Regulatory Authority and give the non-filing Party the right to review and comment on the same. The filing Party shall consider in good faith any reasonable comments timely provided by the non-filing Party. The filing Party shall (and shall cause its respective Affiliates or designees, as applicable, to) use commercially reasonable efforts to submit the relevant documents to the relevant Regulatory Authority on or prior to the deadline for submission for such Purchased Regulatory Approvals as set forth in the Rebate, Return, Chargeback and License Agreement.

5.11.3 The Party that has responsibility for filing the documents with a Regulatory Authority to transfer a Purchased Regulatory Approval will (a) promptly notify the non-filing Party upon the making of any of its submissions to any Regulatory Authority for the transfer of such Purchased Regulatory Approval (providing copies thereof) and the expected approval or effective date (if any is communicated or indicated to the filing Party by the Regulatory Authority); (b) provide the non-filing Party with material status updates as to such transfers on an ongoing basis and promptly notify the other Party of any material communication (whether written or oral) from a Regulatory Authority in relation to a transfer and give the non-filing Party reasonable notice of all meetings and telephone calls with any Regulatory Authority expected to have a material impact upon a Transfer and give the non-filing Party a reasonable opportunity to participate at each such meeting or telephone call; and (c) notify the non-filing Party in writing of the effectiveness of the transfer of such Purchased Regulatory Approval and the applicable Regulatory Approval Transfer Date, promptly following the applicable Regulatory Authority’s approval or acknowledgment of such transfer.

5.11.4 Except to the extent provided otherwise in the Rebate, Return, Chargeback and License Agreement, each Party shall bear its own costs and expenses in connection with the transfer of the Purchased Regulatory Approvals to Buyer or its designee; provided, however, that Buyer shall be responsible for the payment of any filing or similar fees payable to the applicable Regulatory Authorities with respect to the transfer of the Purchased Regulatory Approvals.

5.11.5 Notwithstanding any delay in transferring the rights to the Purchased Regulatory Approvals to Buyer, as between the Parties, Buyer shall be exclusively responsible for (and shall bear the cost of), and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, marketing, handling, offering for sale or sale of the Products in the Territory by or on behalf of Buyer after the Closing including with respect to chargebacks, rebates and returns and pharmacovigilance. During the period from Closing until the Regulatory Approval Transfer Date, Buyer shall discharge all such liabilities on behalf of the holder of the Purchased Regulatory Approval in accordance with the Rebate, Return, Chargeback and License Agreement. From and after the Closing, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Authority involving the Purchased Assets and any of the Product Business, to the extent arising from or relating to any of the Products being Exploited, Researched, Developed, registered, Manufactured, made (including formulation), have made, used or Commercialized by Buyer after the Closing and during the period from Closing until the Regulatory Approval Transfer Date, Buyer shall discharge all such liabilities on behalf of the holder of the Purchased Regulatory Approval in accordance with the Rebate, Return, Chargeback and License Agreement.

5.12 Trade Notification; Use of Seller Names. Seller and Buyer shall consult with each other on the timing, method, form and content of notifications to customers and suppliers regarding the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other. Buyer acknowledges and agrees that all right, title and interest in and to the Seller Names are owned exclusively by Seller and that Buyer shall have no right to use such Seller Names except as expressly set forth in the Rebate, Return, Chargeback and License Agreement. Except as otherwise expressly provided hereunder this Agreement, Buyer shall as promptly as reasonably possible, but in any event no later than (i) with respect to the Finished Goods Inventory the earlier of (x) the depletion of Finished Goods

Inventory or (y) the expiry of the remaining shelf life of the Finished Goods Inventory, and (ii) with respect to advertising, marketing, sales and promotional materials, the transfer of the related Marketing Authorization, cease use of the Seller Names, including on actively-used business cards, new packaging or labels, marketing and sales materials, signage and similar materials.

5.13 U.S. Employee Matters.

5.13.1 Offers of Employment. No later than two (2) Business Days prior to the Closing Date, Buyer shall offer employment on an at-will basis to be effective as of the Closing to each Business Employee it designates in its discretion (individuals who accept such offer of employment referred to herein as the “Continuing Employees”). Seller will cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and delivery of such offers. Each offer made pursuant to this Section 5.13 shall provide for (a) base salary or hourly wage rate, as applicable, not less than such Business Employee’s base salary or hourly wage rate as in effect immediately prior to the Closing Date, (b) annual cash incentive compensation opportunities (excluding any equity-based, long-term incentive or retention opportunities), to the extent applicable, that are reasonably comparable, in the aggregate, than the annual cash incentive compensation opportunities provided to such Business Employee by Seller and its Affiliates immediately prior to the Closing Date, to the extent applicable, and (c) employee benefits (including health, welfare, and retirement benefits but excluding deferred compensation, post-employment welfare benefits and qualified and non-qualified defined benefit pension benefits) that are reasonably comparable, in the aggregate, to the employee benefits (including health, welfare, and retirement benefits but excluding deferred compensation, post-employment welfare benefits and qualified and non-qualified defined benefit pension benefits) provided to, as determined by Buyer in its discretion, (i) such Continuing Employee by Seller and its Affiliates immediately prior to the Closing Date or (ii) similarly-situated employees of Buyer and its Affiliates. Until December 31, 2023 (or, if earlier, until the relevant Continuing Employee’s termination of service following the Closing), Buyer shall not, and shall cause its Affiliates not to, materially reduce, decrease or detrimentally change the terms and conditions of the employment of such Continuing Employees, in accordance with Section 5.13.1 (except to the extent that similarly situated employees of Buyer and its Affiliates are similarly impacted by any such reduction, decrease or detrimental change).

5.13.2 Buyer Benefit Plans. In respect of the employee benefit plans, programs, policies, contracts, or other arrangements (whether written or unwritten) established or maintained by Buyer or its Affiliates in which Continuing Employees may participate following the Closing Date (collectively, “Buyer Benefit Plans”), Buyer shall (i) use commercially reasonable efforts to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Continuing Employee, (ii) for the year in which the Closing Date occurs, use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to the Closing Date, and (iii) for purposes of determining eligibility to participate, vesting, benefit accrual and determination of the level of benefits (excluding for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement), recognize a Continuing Employee’s service with Seller to the same extent such service was recognized under the corresponding Plans prior to the Closing Date; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Plan immediately prior to Closing, or (z) such service is not recognized under such Buyer Benefit Plan for other employees of Buyer and its Affiliates.

5.13.3 Employee Communications. Prior to the Closing, except as required by Law, Buyer shall not issue any communication (including any electronic communication) to any Business Employee without the prior written approval of Seller. Except as required by Law, the Parties shall mutually consider and agree to the contents, scope, form and timing of any communications by Buyer with the Business Employees on all post-Closing employment-related matters in connection with this Agreement (the “Employment Matters”). Without limiting the foregoing, the Parties agree that at all times (a) they shall consult with each other prior to either or both Parties carrying out any communications to the Business Employees relating to Employment Matters and (b) Buyer shall not make any representations (on behalf of itself or Seller) relating to any Employment Matters.

5.13.4 Third Party Beneficiaries. The Parties acknowledge and agree that all provisions contained in this Section 5.13 with respect to Business Employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including any employees or former employees of Seller or any of its Subsidiaries, any participant in any Plan or any beneficiary thereof or any right to continued employment with Seller or Buyer (or any of their respective Affiliates), nor require Buyer or any of its Affiliates to continue or amend any Buyer Benefit Plans on or after the Closing Date for Continuing Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

5.14 European Employee Matters.

5.14.1 No Transfer of Employment. The Buyer intends not to take over any European Business Employees. The Seller and the Buyer agree that the European Business Employees’ contracts of employment shall not be transferred to the Buyer and shall remain in full force and effect between the Seller and the European Business Employees.

5.14.2 Seller Employee Obligations. The Seller shall remain responsible after Closing as the employer of the European Business Employees for all Liabilities arising from any European Business Employees’ contract of employment and shall fully indemnify the Buyer from any and all such Liabilities.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

6.1.1 No Illegality or Action. There shall not be in effect any applicable Law that enjoins or prohibits the transactions contemplated by this Agreement.

6.1.2 Bankruptcy Orders. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and such order shall not have been reversed, modified, amended or stayed.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (if permitted by applicable Law) by Buyer, at or prior to the Closing of the following additional conditions:

6.2.1 Truth of Representations and Warranties. The representations and warranties of Seller contained in Section 3.1.1 [Organization; Good Standing; Qualification], Section 3.1.2 [Authority and Enforceability], Section 3.1.4 [No Broker], and Section 3.1.7(a) [Purchased Assets] must be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date) and all other representations and warranties of Seller contained in Section 3.1 must be true and correct (disregarding any “materiality”, “Material Adverse Effect” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not have, or be reasonably expected to have, a Material Adverse Effect. Seller shall also have executed and delivered a certificate confirming the foregoing signed by an officer.

6.2.2 Performance of Covenants. Seller must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing. Seller shall also have executed and delivered a certificate confirming the foregoing signed by an officer.

6.2.3 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

6.2.4 Closing Deliveries. Buyer must have received the following:

(a) a true and complete copy of the Sale Order, as entered by the Bankruptcy Court;

(b) the certificates referred to in Section 6.2.1 and Section 6.2.2;

(c) a receipt acknowledging receipt of the Closing Payment, in satisfaction of Buyer’s obligations pursuant to Section 2.3, validly executed by a duly authorized representative of Seller;

(d) each of the Ancillary Agreements to which Seller or any of its Subsidiaries is a party, validly executed by a duly authorized representative of Seller or its applicable Subsidiary; and

(e) confirmation that consent to assign each Essential Contract has been obtained or evidence confirming that the Essential Contracts will be assigned to the Buyer at Closing.

6.3 Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (if permitted by applicable Law) by Seller, at or prior to the Closing of the following additional conditions:

6.3.1 Truth of Representations and Warranties. The representations and warranties of Buyer contained in Section 3.2 must be true and correct in all respects (disregarding any “materiality” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, or be reasonably expected, to, materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by an officer.

6.3.2 Performance of Covenants. Buyer must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by an officer.

6.3.3 Closing Deliveries. Seller must have received the following:

(a) a true and complete copy of the Sale Order;

(b) the certificates referred to in Section 6.3.1 and Section 6.3.2;

(c) each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized representative of Buyer or its applicable Affiliate; and

(d) the Closing Payment including the payment of any Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.3, in accordance with Section 2.3.1 (along with a U.S. Federal Reserve reference or similar number evidencing execution of such payment).

ARTICLE 7

NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND

PRE-CLOSING COVENANTS

7.1 No Survival. The representations and warranties of the Parties and the covenants and agreements of the Parties that are to be performed prior to the Closing, whether contained in this Agreement or in any agreement or document delivered pursuant to this Agreement, shall not survive beyond the Closing and there shall be no liability following the Closing in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of its officers, directors, equityholders, managers, agents or Affiliates; provided, however, that this Section 7.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing, and such covenants or agreements shall survive until fully performed.

7.2 No Recourse.

7.2.1 Except to the extent otherwise expressly provided in Section 9.9, Buyer’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Seller herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Seller herein or in any document delivered pursuant hereto and required to be performed by Seller on or prior to the Closing, shall, in either case, be limited to Buyer’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1, in which case Seller shall have not any liability except to the extent expressly provided in Section 8.2 (whether in equity or at Law, in Contract, in tort or otherwise). Except to the extent otherwise expressly provided in Section 9.9, Seller’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Buyer herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Buyer herein or in any document delivered pursuant hereto and required to be performed by Buyer on or prior to the Closing, shall, in either case, be limited to Seller’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1.2 and to receive the Deposit pursuant to Section 8.2, in which case Buyer shall have not any further liability of any kind (whether in equity or at Law, in Contract, in tort or otherwise).

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may, by Notice in writing given prior to the Closing, be terminated:

8.1.1 by mutual written agreement of Buyer and Seller;

8.1.2 by Buyer or Seller if there has been a material breach of this Agreement by the other Party such that the conditions of Closing (a) set forth in Section 6.2.1 or Section 6.2.2, in the case of a termination by Buyer or (b) set forth in Section 6.3.1 or Section 6.3.2, in the case of a termination by Seller, would not be satisfied (provided that the non-breaching Party is not also in breach of this Agreement so as to cause the conditions of Closing for the benefit of the other Party to not be satisfied), and such breach has not been cured within twenty (20) days following Notice of such breach by the non-breaching Party; provided that, for greater certainty, a failure by Buyer to provide, or cause to be provided, Seller with sufficient funds to complete the transactions contemplated by this Agreement at the time which the Closing should have occurred shall not be subject to this Section 8.1.2 and shall only be subject to Section 8.1.8, provided that such failure is not the result of a material breach of this Agreement by Buyer.

8.1.3 by Buyer or Seller if an Alternative Transaction is entered into by Seller;

8.1.4 by Buyer, if (a) the Bankruptcy Court has not approved and entered the Sale Order prior to 11:59 p.m. (prevailing Eastern Time) on April 12, 2023 or (b) following entry of the Sale Order, such Order is stayed, reversed, modified, vacated or amended in any material respect without the prior written consent of Buyer, which consent may not be unreasonably withheld, and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days;

8.1.5 by Buyer, if (a) Seller seeks to have the Bankruptcy Court enter an order (or consents to or does not oppose entry of an order) (i) dismissing, or converting the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code, or (ii) appointing a trustee, receiver or other Person responsible for operation or administration of Seller or its business or assets, or a responsible officer for any of Seller, or an examiner with enlarged power relating to the operation or administration of Seller or its business or assets (each, an “Appointee”); provided that, the definition of “Appointee” shall not include any chief restructuring officer that may appointed by the Seller and authorized by the Bankruptcy Court in the Chapter 11 Cases; (b) an order of dismissal of the Chapter 11 Cases, conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code, or appointment of an Appointee is entered for any reason; or (c) if Seller files any stand-alone plan of reorganization or liquidation (or announces support of any such plan filed by any other party);

8.1.6 by Buyer or Seller if Closing has not occurred by the Outside Date, provided that such terminating Party is not in material breach of this Agreement at the time of such termination; provided, further, that (a) Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1.6 during the pendency of any Litigation brought prior to the Outside Date by Seller for specific performance of this Agreement (to the extent available pursuant to Section 9.9) and (b) Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1.6 during the pendency of any Litigation brought before the Outside Date by Buyer for specific performance of this Agreement (to the extent available pursuant to Section 9.9);

8.1.7 [Reserved];

8.1.8 by Seller if, (A) (i) all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived by Buyer as of the Closing Date (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date); (ii) Seller has irrevocably notified Buyer in writing that (A) it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (B) all conditions set forth in Section 6.3 have been satisfied (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date) or that it is willing to irrevocably waive any unsatisfied conditions set forth in Section 6.3; (iii) Seller has given Buyer written Notice at least four (4) Business Days prior to such termination stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1.8; and (iv) Buyer does not provide, or cause to be provided, Seller with sufficient funds to complete the transactions contemplated by this Agreement at the time which the Closing should have occurred by the expiration of the four (4) Business Day period contemplated by clause (iii) hereof or (B) if Seller or its board of directors determines in good faith that proceeding with the transaction contemplated by this Agreement would violate Law or be inconsistent with its fiduciary obligations under Law; and

8.1.9 by Buyer or Seller (provided such terminating Party is not in material breach of this Agreement) if a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other non-appealable final action, in each case, having the effect of permanently making the consummation of the transactions contemplated by this Agreement illegal or otherwise permanently restraining or prohibiting consummation of the Agreement.

8.2 Procedure and Effect of Termination.

8.2.1 Termination of this Agreement by either Buyer or Seller shall be by delivery of a Notice to the other Party. Such Notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such Notice as determined pursuant to Section 9.2.

8.2.2 If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

8.2.3 If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under Sections 5.2, 7.2, 8.2, 9.1, 9.2, 9.3, 9.5, 9.9, 9.10 and 9.11 will survive.

8.2.4 As soon as practicable following a termination of this Agreement for any reason, but in no event more than thirty (30) days after such termination, Buyer and Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Authority or other Person.

8.2.5 Notwithstanding Section 8.2.3, in the event of a termination of this Agreement by Seller pursuant to Section 8.1.2 or Section 8.1.8(A), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver joint written instructions (“Joint Written Instructions”) to the Escrow Agent directing the Escrow Agent to deliver to Seller an amount equal to the Deposit plus any accrued investment interest thereon. Buyer acknowledges that the agreements contained in this Section 8.2.5 are an integral part of the Transactions, and that without these agreements, Seller would not have entered into this Agreement; accordingly, if Buyer fails to deliver such Joint Written Instructions or pay any amount due pursuant to this Section 8.2.5 and, in order to obtain the payment, Seller commences a Litigation which results in a judgment against Buyer for any payment set forth in this Section 8.2.5, Buyer shall pay Seller its costs and expenses (including attorneys’ fees and disbursements) in connection with such Litigation, together with interest on such payment at 3% per annum (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received.

8.2.6 Notwithstanding Section 8.2.3 and subject to Section 8.2.5, in the event of a termination of this Agreement by Seller other than pursuant to Section 8.1.2 or Section 8.1.8(A), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver to Buyer an amount equal to the Deposit plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent).

8.2.7 In the event of termination of this Agreement pursuant to Section 8.1: (A) Buyer shall return all documents and other material received from Seller relating to Seller and its Affiliates, the Products, the Purchased Assets or the Transactions, whether so obtained before or after the execution hereof, to Seller; and (B) all confidential information received by Buyer with respect to Seller and its Affiliates, the Products, the Purchased Assets or the Transactions shall be treated in accordance with the Confidentiality Agreement, and with the Confidentiality Agreement remaining in full force and effect in accordance with its terms, notwithstanding the termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Governing Law, Jurisdiction, Venue and Service.

9.1.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflicts or choice of Law rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2 Consent to Jurisdiction and Venue.

(a) Subject to Section 9.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Bankruptcy Court for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement or any Ancillary Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Bankruptcy Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum. If Seller’s Chapter 11 Cases are closed, any Litigation arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in the federal and state courts in the Borough of Manhattan, City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Litigation and irrevocably waive the defense of any inconvenient forum to the maintenance of any such Litigation.

(b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.1.3 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2 Notices.

9.2.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 9.2. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email (with receipt confirmed by telephone). If a Notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

9.2.2 Address for Notice. If to Seller, to:

5500 Flatiron Parkway

Suite 110

Boulder, CO 80301

Attention: Paul Gross

Email: legalnotice@clovisoncology.com

with a copy (which shall not constitute effective notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Thomas Mark; Rachel Strickland; Andrew Mordkoff; Erin Kinney

Email: tmark@willkie.com; rstrickland@willkie.com;

amordkoff@willkie.com; ekinney@willkie.com

and

Covington & Burling LLP

Salesforce Tower, 415 Mission Street, Suite 5400

San Francisco, CA 94105-2533

Attention: Ingrid Rechtin

Email: irechtin@cov.com

If to Buyer, to:

pharma& Schweiz GmbH

Riedstrasse 1, 6330 Cham (Switzerland)

Attention: Frank Rotmann; Elmar Zagler

Email: frank.rotmann@pharmaand.com; elmar.zagler@pharmaand.com with a copy (which shall not constitute effective notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: David A. Hammerman

Email: david.hammerman@lw.com

9.3 No Benefit to Third Parties. Seller and Buyer intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person. Notwithstanding the foregoing, the Debt Financing Sources are third party beneficiaries of this Section 9.3, the second sentence of Section 9.7 and Section 9.16.

9.4 Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.5 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay for their own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby; provided, however, Buyer shall be responsible for all fees of the Escrow Agent. The costs and expenses referred to in this Section 9.5 are those that are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, investment advisers, accountants and other professionals.

9.6 Assignment.

9.6.1 This Agreement becomes effective only when executed by Seller and Buyer. After that time, it will be binding upon and inure to the benefit of Seller, Buyer and their respective heirs, administrators, executors, legal representatives successors and permitted assigns. Any transferee of any Purchased Asset or any interest therein shall be a creditworthy entity and shall agree assume all obligations under this Agreement and the Ancillary Agreements.

9.6.2 Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party; provided, however, that Seller may transfer or assign such rights and obligations under this Agreement to a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation in the Chapter 11 Cases and such liquidation trust or similar vehicle may transfer, assign and sell its right to receive proceeds of the Purchase Price under this Agreement.

9.7 Amendment. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Buyer and Seller. Notwithstanding the foregoing, this Section 9.7 and Sections 9.3 and 9.16 (and any other provision of this Agreement to the extent the modification, waiver or termination of such provision would modify the substance of such provisions) may not be amended, modified, waived or terminated in a manner materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

9.8 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

9.9 Equitable Relief.

9.9.1 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.9.2 Each Party hereby agrees not to raise any objections to the availability of equitable remedies to the extent provided for herein, and the Parties further agree that nothing set forth in this Section 9.9 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under this Agreement, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof.

9.10 No Liability. No director, officer or employee of Buyer or its Affiliates shall have any personal liability whatsoever to Seller under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Buyer. No director, officer. employee or Affiliate of Seller or its Affiliates shall have any personal liability whatsoever to Buyer under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Seller.

9.11 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.12 Bulk Sales Statutes. Buyer hereby waives compliance by Seller with the requirements and provisions of any applicable bulk sales or bulk transfer Laws in any jurisdiction that may otherwise be applicable in connection with the transactions contemplated by this Agreement.

9.13 Representation by Counsel. Each Party represents and agrees with the other that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, that it desired, (b) it availed itself of this right and opportunity, (c) that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, (d) that each is fully aware of the contents hereof and thereof and their meaning, intent and legal effect, and (e) that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

9.15 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

9.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Buyer and/or any of its Affiliates, if any, under or pursuant to the Debt Commitment Letter or any other agreement entered into with respect to the Debt Financing), each Party, on behalf of itself and each of its Affiliates, hereby:

9.16.1 agrees that no Debt Financing Source will have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, suits, litigation, proceedings, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement, the Debt Financing, the Debt Commitment Letter, any contract entered into with respect the Debt Financing, or any of the transactions contemplated hereby or based on, in respect of or by reason of this Agreement, the Debt Commitment Letter or any contract entered into with respect the Debt Financing or their respective negotiation, execution, performance or breach;

9.16.2 agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any claim, cause of action, suit, litigation, or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) against any Debt Financing Source arising under, out of, in connection with or related in any manner to this Agreement, the Debt Commitment Letter, any contract entered into with respect the Debt Financing or any of the transactions contemplated hereby or thereby;

9.16.3 agrees (without limiting the foregoing clauses 9.16.1 and 9.16.2) that any Litigation against the Debt Financing Sources arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, any contract entered into with respect the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each party irrevocably submits itself and its property with respect to any such Litigation to the exclusive jurisdiction of such courts;

9.16.4 agrees (without limiting the foregoing clauses 9.16.1 and 9.16.2) not to bring or support or permit any of its Affiliates to bring or support any Litigation, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, any contract entered into with respect the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

9.16.5 irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Litigation in any such court;

9.16.6 knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Litigation brought against the Debt Financing Sources and arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, any contract entered into with respect the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder; and

9.16.7 waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Litigation against the Debt Financing Sources or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason. Notwithstanding anything to the contrary, the provisions of this Section 9.16 will survive any termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

CLOVIS ONCOLOGY, INC.

By:	/s/ Paul Gross
Name: Paul Gross
Title: General Counsel and Executive Vice President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

PHARMA& SCHWEIZ GMBH

By:	/s/ ELMAR ZAGLER
Name:	ELMAR ZAGLER
Title:	MANAGING DIRECTOR

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]